SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Merrill Lynch & Co., Inc.

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Annual Meeting of Shareholders
April 28, 2003

Merrill Lynch & Co., Inc.
Conference and Training Center
Plainsboro, New Jersey

March 14, 2003

Dear Shareholder:

We cordially invite you to attend Merrill Lynch’s Annual Meeting of Shareholders. The meeting will be held on Monday, April 28, 2003 at 10 a.m. at the Merrill Lynch Conference and Training Center, 800 Scudders Mill Road, Plainsboro, New Jersey.

At the meeting, you will vote on a number of important matters described in the attached proxy statement. There also will be an opportunity for you to ask questions, receive information about our business and discuss topics of interest regarding the Company.

Your vote is very important, regardless of the number of shares you own. Even if you plan to attend the meeting in person, please vote your proxy by telephone, by internet or by completing and returning your proxy card by mail. Instructions on how to vote are included with your proxy card.

We look forward to your participation in the Annual Meeting either through your proxy vote or your attendance at the meeting. If you need directions to the meeting location, or have a disability that may require special assistance, please contact our Corporate Secretary, Judith A. Witterschein, by mail at 222 Broadway, 17th Floor, New York, New York 10038-2510, by telephone at (212) 670-0432 or by email at corporatesecretary@exchange.ml.com.

Sincerely,

DAVID H. KOMANSKY	E. STANLEY O’NEAL
Chairman of the Board	Chief Executive Officer

Notice of Annual Meeting of Shareholders

April 28, 2003

The Annual Meeting of Shareholders of Merrill Lynch & Co., Inc. will be held on Monday, April 28, 2003 at 10 a.m. at the Merrill Lynch Conference and Training Center, 800 Scudders Mill Road, Plainsboro, New Jersey.

At the meeting, you will be asked to:

•	elect three directors to the Board of Directors, each for a three-year term

•	act on a proposal to approve a stock compensation plan for Merrill Lynch employees

•	act on a proposal submitted by a shareholder

•	consider any other business properly brought before the meeting.

The accompanying proxy statement describes the matters being voted on and contains other information relating to the Company.

The record date for determining shareholders entitled to vote at the Annual Meeting is February 27, 2003, at 5:00 p.m. A list of shareholders as of this date will be available for inspection and review for any purpose germane to the Annual Meeting from April 18, 2003 until April 28, 2003 at our headquarters at 4 World Financial Center, New York, New York 10080. In addition, during this period, a copy of this list will be available for inspection and review at the offices of Merrill Lynch Investment Managers, L.P., located at 800 Scudders Mill Road, Plainsboro, New Jersey. We will also make the list available at the Annual Meeting.

By Order of the Board of Directors

JUDITH A. WITTERSCHEIN
Corporate Secretary

New York, New York

March 14, 2003

In addition to the notice provided as part of the proxy materials for this Annual Meeting, public notice of the date of the Annual Meeting was included in our Mid-Year Report to Shareholders, mailed on August 5, 2002. We also included notice of the meeting in our Quarterly Report on Form 10-Q for the quarter ended September 27, 2002, filed with the Securities and Exchange Commission on November 8, 2002. Notice of the Annual Meeting is also posted on our Investor Relations website at www.ir.ml.com.

INFORMATION ABOUT OUR ANNUAL MEETING
MATTERS REQUIRING SHAREHOLDER ACTION
Election of Directors
Nominees for Election to the Board of Directors
Members of the Board of Directors Continuing in Office
Our Proposal to Approve the Merrill Lynch Employee Stock Compensation Plan
Shareholder Proposal
INFORMATION ON THE GOVERNANCE OF THE COMPANY
Merrill Lynch’s Corporate Governance
Board Committee Membership and Meetings
Description of Our Board Committees
Compensation of Directors
Audit Committee Report
Fees Paid to the Independent Auditor
Pre-Approval of Services by the Independent Auditor
BENEFICIAL OWNERSHIP OF OUR COMMON STOCK
Ownership by Our Directors and Executive Officers
Owners of More than 5% of Our Common Stock
EXECUTIVE COMPENSATION
Management Development and Compensation Committee Report on Executive Compensation
Compensation Committee Interlocks and Insider Participation
Executive Compensation
OTHER MATTERS
Certain Transactions
Performance Graph
Information Regarding Shareholder Proposals for the 2004 Annual Meeting
Other Business
Section 16(a) Beneficial Ownership Reporting Compliance
Incorporation by Reference
EXHIBITS
AUDIT COMMITTEE CHARTER
CORPORATE GOVERNANCE GUIDELINES
EMPLOYEE STOCK COMPENSATION PLAN

INFORMATION ABOUT OUR ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of Merrill Lynch is soliciting your vote for our 2003 Annual Meeting of Shareholders.

What will I vote on?

You are being asked to vote on:

•	the election of three directors to our Board of Directors

•	a proposal to approve a stock compensation plan for Merrill Lynch employees

•	a proposal submitted by a shareholder.

What is the record date for the Annual Meeting?

The close of business on February 27, 2003 is the record date for determining those shareholders who are entitled to vote at the Annual Meeting and for any adjournment or postponement of the meeting.

How many votes do I have?

You have one vote for every share of common stock and for every share of exchangeable securities (issued by one of our Canadian subsidiaries) that you owned on the record date.

How many votes can be cast by all shareholders?

A total of 927,221,036 votes may be cast, consisting of:

•	one vote for each of the 923,464,781 shares of our common stock, par value $1.33 1/3 per share, which were outstanding on the record date

•	one vote for each share of the 3,756,255 exchangeable securities, which were outstanding on the record date.

Each share of the exchangeable securities is exchangeable into, and has voting rights equivalent to, one share of our common stock.

There is no cumulative voting.

How many votes must be present to hold the Annual Meeting?

A majority of the votes that may be cast, or 463,610,519 votes, is needed to hold the Annual Meeting. We urge you to vote by proxy even if you plan to attend the meeting. That will help us to know as soon as possible that enough votes will be present to hold the meeting.

How do I vote?

You may vote at the Annual Meeting by proxy or in person.

To vote by proxy, you may use:

•	the enclosed proxy card

•	the telephone

•	the internet.

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote by using the enclosed proxy card. You must sign and date the proxy card and return it in the enclosed postage-paid envelope.

As a holder of record, you may also vote by telephone or internet. Instructions on how to vote by telephone or the internet are included with your proxy card.

If you hold your shares in street name (that is, you hold your shares through a broker, bank or other holder of record), please refer to the information on the voting instruction form forwarded to you by your bank, broker or other holder of record to see which voting options are available to you.

If you want to vote in person at the meeting and you hold your shares in street name, you must obtain an additional proxy from your bank, broker or other holder of record authorizing you to vote. You must bring this proxy to the meeting.

How many votes will be required to elect a director or to adopt the proposals?

•	to elect directors to the Board of Directors, a plurality of the votes cast at the Annual Meeting

•	to approve the employee stock compensation plan proposal, the proposal from a shareholder and any other matters properly raised at the meeting, a majority of the shares represented at the meeting and entitled to vote.

Can I change my vote?

Yes. To do so, you should:

•	send in a new proxy card with a later date or

•	send a written revocation of a prior vote to the Corporate Secretary or

•	cast a new vote by telephone or by the internet.

Written revocations of a prior vote must be sent by mail to Judith A. Witterschein, Corporate Secretary, at Merrill Lynch & Co., Inc., 222 Broadway, 17th Floor, New York, New York 10038-2510. Just cast a new vote by telephone or internet or send a new proxy card with a later date. If you attend the Annual Meeting and vote in person, your vote will revoke any previously submitted proxy.

What if I do not indicate my vote for one or more of the matters on my proxy card?

If you return a signed proxy card without indicating your vote on a matter submitted at the meeting, your shares will be voted on that particular matter as follows:

•	for the election of the three persons named under the caption “Nominees for Election to the Board of Directors”

•	for the stock compensation plan for Merrill Lynch employees

•	against the shareholder proposal.

What if I withhold my vote or I vote to abstain?

In the election of directors, you can vote for the three directors named on the proxy card, or you can indicate that you are withholding your vote. Withheld votes will not affect the election of directors.

In connection with the employee stock compensation plan proposal and shareholder proposal, you may vote for or against the proposals, or you may abstain from voting on the proposals. An abstention on either of the employee stock compensation plan proposal or the shareholder proposal will have the same effect as a vote against such proposal.

What happens if I do not vote my proxy?

If you do not vote shares held in your name, those shares will not be voted.

If your shares are held through Merrill Lynch, Pierce, Fenner & Smith Incorporated, those shares will be voted on the election of directors in proportion to the votes cast by all other shareholders.

If your shares are held through any other broker, your shares can be voted on the election of directors in your broker’s discretion.

No broker may vote your shares on the employee stock compensation plan proposal or the shareholder proposal without your specific instructions.

If your broker votes your shares on some, but not all, of the proposals, the votes will be “broker non-votes” for any proposal on which they are not voted. Broker non-votes will have no effect on the election of directors, the employee stock compensation plan proposal or the shareholder proposal.

Will my vote be confidential?

Yes. Your vote will not be disclosed to our directors or employees, except for a very limited number of employees involved in coordinating the voting tabulation process. Our confidentiality policy does not apply to certain matters, such as contested elections or disputed votes.

How can I attend the Annual Meeting?

Only shareholders as of the record date, February 27, 2003, may attend the Annual Meeting.

If you plan to attend the meeting, we ask that you notify Judith A. Witterschein, Corporate Secretary, at Merrill Lynch & Co., Inc., 222 Broadway, 17th Floor, New York, New York 10038-2510, or by email at corporatesecretary@exchange.ml.com.

To attend the meeting, you will need to bring with you:

•	photo identification and

•	proof of ownership of your shares as of the record date, such as a letter or account statement from your broker or bank.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Could other matters be decided at the Annual Meeting?

Our By-Laws require prior notification of a shareholder’s intent to request a vote on other matters at the meeting. The deadline for notification has passed. If any other matters properly arise at the meeting, your proxy, together with the other proxies received, will be voted at the discretion of the proxy holders designated on the proxy card.

Do any shareholders beneficially own more than 5% of our common stock?

Yes. According to public filings, there are two holders that beneficially own more than 5% of our common stock:

•	State Street Bank and Trust Company, as trustee of various Merrill Lynch employee benefit plans and as trustee and as discretionary advisor to non-Merrill Lynch related accounts

•	FMR Corp. and Edward C. Johnson 3d, as its Chairman, and Abigail R. Johnson, as one of its directors.

For further information, please see “Owners of More than 5% of Our Common Stock.”

Who will pay the expenses incurred in connection with the solicitation of my vote?

Merrill Lynch pays the cost of preparing proxy materials and soliciting your vote. We also pay all Annual Meeting expenses.

Georgeson Shareholder Communications Inc. has been retained (for a fee of $25,000 plus expenses) to act as a proxy solicitor. Certain directors, officers or employees of Merrill Lynch or its subsidiaries, without additional compensation, may also solicit your vote in person, by telephone or by other means.

We reimburse brokers, including our subsidiary Merrill Lynch, Pierce, Fenner & Smith Incorporated, and other nominees for the cost of mailing materials to beneficial owners of our common stock under the rules of The New York Stock Exchange, Inc. (NYSE).

If you vote by telephone or over the internet, any telephone or internet access charges must be borne by you.

Will Merrill Lynch’s independent auditor participate in the Annual Meeting?

Yes. Merrill Lynch’s independent auditor is Deloitte & Touche LLP and the Audit Committee of the Board of Directors has approved their continued appointment as our independent auditor for the 2003 fiscal year. Representatives of Deloitte & Touche LLP will be present at the meeting and will be available to answer any questions you may have and will have the opportunity to make a statement.

How are proxy materials distributed?

In order to save printing and mailing costs and eliminate unwanted mail for our shareholders, Merrill Lynch has adopted a procedure approved by the Securities and Exchange Commission (SEC) called “householding”. By following this procedure, we propose to send a single copy of the 2002 Annual Report and this Proxy Statement to any household at which two or more shareholders holding shares in street name reside if the shareholders appear to be members of the same family. We will mail one copy of the 2002 Annual Report and this Proxy Statement to this household unless one of the shareholders at the relevant address notifies us that he or she wishes to receive individual copies.

Each shareholder who holds shares in street name will continue to receive their own proxy card. Shareholders who hold Merrill Lynch shares in street name can request further information on householding through their banks, brokers or other holders of record.

Householding does not in any way affect the mailing of dividend checks to shareholders.

What happens if I want to continue to receive multiple copies of the Annual Report and Proxy Statement?

Upon receipt of your request for an individual copy of the 2002 Annual Report and this Proxy Statement, we will promptly mail an additional copy of each of these documents. To request an additional copy, you must contact Judith A. Witterschein, Corporate Secretary, by mail at Merrill Lynch & Co., Inc., 222 Broadway, 17th Floor, New York, New York 10038-2510, by telephone at (212) 670-0432 or by email at corporatesecretary@exchange.ml.com.

If you are a street name holder who received more than one copy of the 2002 Annual Report and this Proxy Statement, you can request householding treatment for future annual meetings by contacting the Corporate Secretary.

Can I view Merrill Lynch’s proxy materials electronically?

This Proxy Statement and the 2002 Annual Report are posted on our Investor Relations website at www.ir.ml.com. You can also use this website to obtain a copy of our other filings with the SEC, including Merrill Lynch’s Annual Report on Form 10-K for the fiscal year ended December 27, 2002 (2002 Form 10-K).

How can I receive hard copies of these documents?

You can obtain a copy of this Proxy Statement or the 2002 Annual Report and the 2002 Form 10-K by contacting the Corporate Secretary’s office by mail at Merrill Lynch & Co., Inc., 222 Broadway, 17th Floor, New York, New York 10038-2510 or by email at corporatesecretary@exchange.ml.com.

Can I elect to receive materials for future Annual Meetings electronically?

Shareholders may elect to view future proxy statements and annual reports over the internet instead of receiving paper copies in the mail. If you make this election, as provided below, you will receive an email message during this time period next year containing the internet address or link to access Merrill Lynch’s proxy statement and annual report. The email also will include instructions for voting over the internet.

To elect to receive these materials electronically, you must follow the procedure below that is applicable to you.

•	If you are a holder of record and you vote over the internet, you can choose to receive our proxy statements and annual reports electronically by following the instructions included with your proxy card.

•	If your shares are held in street name, please check the information provided in the materials mailed to you by your bank or broker to determine whether materials can be sent to you electronically or electronic voting is available to you.

Opting to receive proxy materials via the internet will save Merrill Lynch the cost of mailing these documents to you.

MATTERS REQUIRING SHAREHOLDER ACTION

Election of Directors

Our Board of Directors has three classes. One class of directors is elected each year and each class serves for a term of three years.

The Board of Directors has nominated each of the people named below for a three-year term ending in 2006. Seven of our current directors will continue to serve in accordance with previous elections. While we do not anticipate that any of the director nominees will be unable to take office at the Annual Meeting, if that is the case, your shares will be voted in favor of another person or other persons nominated by the Board of Directors.

The biographical information presented below for the director nominees and for the directors continuing in office is based upon information we received from the director nominees and directors. Unless otherwise indicated, the offices listed are offices of Merrill Lynch.

Nominees for Election to the Board of Directors
for a Three-Year Term Expiring in 2006

Position, principal occupation,
Name and age	business experience and directorships

W. H. Clark (70)	Corporate Director; Chairman of the Board, Retired, of Nalco Chemical Company
• Director since 1995
• Chairman of the Board of Nalco Chemical Company, a producer of specialty chemicals, from 1984 to 1994
• Chief Executive Officer of Nalco Chemical Company from 1982 to 1994
• President of Nalco Chemical Company from 1984 to 1990
• Other Directorships: Bethlehem Steel Corporation, Georgia Pacific Corporation, Millennium Chemicals Inc., Valero Energy Corporation, Exchange Cubed and Merchants Exchange

Aulana L. Peters (61)	Corporate Director; Partner, Retired, of Gibson, Dunn & Crutcher LLP
• Director since 1994
• Partner in the law firm of Gibson, Dunn & Crutcher LLP from 1980 to 1984 and from 1988 to 2000
• Member, Public Oversight Board of AICPA from 2001 to 2002
• Commissioner of the U.S. Securities and Exchange Commission from 1984 to 1988
• Other Directorships: Deere & Company, 3M Company and Northrop Grumman Corporation

John J. Phelan, Jr. (71)	Corporate Director
• Director since 1991
• Member of the Council on Foreign Relations since 1988
• Senior Advisor to the Boston Consulting Group from 1992 to 2002
• President of the International Federation of Stock Exchanges from 1991 to 1993
• Chairman and Chief Executive Officer of The New York Stock Exchange, Inc. from 1984 to 1990
• Other Directorships: MetLife Inc. and Metropolitan Life Insurance Company

Members of the Board of Directors Continuing in Office

With Terms Expiring in 2004

Position, principal occupation,
Name and age	business experience and directorships

Robert P. Luciano (69)	Corporate Director; Chairman Emeritus of Schering-Plough Corporation
• Director since 1989
• Chairman Emeritus of Schering-Plough Corporation, a health and personal care products company
• Chief Executive Officer of Schering-Plough Corporation from 1982 to 1996
• Chairman of the Board of Schering-Plough Corporation from 1984 to 1998
• Other Directorships: Honeywell International Inc.

David K. Newbigging (69)	Chairman of the Board of Friends’ Provident plc
• Director since 1996
• Chairman of the Board of Friends’ Provident plc, a United Kingdom-based life assurance company
• Chairman of the Board of Equitas Holdings Limited, the parent company of a group of reinsurance companies based in the United Kingdom, from 1995 to 1998
• Chairman of the Board of Rentokil Group plc, an international support services company based in the United Kingdom, from 1987 to 1994
• Chairman of the Board and Senior Managing Director of Jardine, Matheson & Co. Limited, a Hong Kong-based international trading, industrial and financial services group, from 1975 to 1983
• Other Directorships: Chairman of the Board of Faupel Trading Group plc and of Thistle Hotels plc, Deputy Chairman of Benchmark Group plc, Director of Ocean Energy, Inc. and of Paccar Inc.

Joseph W. Prueher (60)	Corporate Director; U.S. Ambassador, Retired, to the People’s Republic of China
• Director since 2001
• Consulting Professor to the Stanford-Harvard Preventive Defense Project since 2001
• U.S. Ambassador to the People’s Republic of China from 1999 to 2001
• U.S. Navy Admiral (Ret.), Commander-in-Chief of U.S. Pacific Command from 1996 to 1999
• Other Directorships: The New York Life Insurance Company, Emerson Electric Company and Integrated Defense Technologies, Inc.

Members of the Board of Directors Continuing in Office

With Terms Expiring in 2005

Position, principal occupation,
Name and age	business experience and directorships

Jill K. Conway (68)	Visiting Scholar, Massachusetts Institute of Technology
• Director since 1978
• Visiting Scholar, Massachusetts Institute of Technology since 1985
• President of Smith College from 1975 to 1985
• Other Directorships: Chairman of Lend Lease Corporation, Director of Colgate- Palmolive Company and of NIKE, Inc.

George B. Harvey (71)	Corporate Director; Chairman of the Board, Retired, of Pitney Bowes Inc.
• Director since 1993
• Chairman of the Board of Pitney Bowes Inc., a provider of mailing, office and logistics systems and management and financial services, from 1983 to 1996
• President and Chief Executive Officer of Pitney Bowes Inc. from 1981 to 1996

Heinz-Joachim Neubürger (50)	Executive Vice President and Chief Financial Officer of Siemens AG; Member of the Executive Committee of the Managing Board of Siemens AG
• Director since 2001
• Executive Vice President, Chief Financial Officer and Member of the Managing Board of Siemens AG, an electronics and electrical engineering company, since 1997
• Head of Business Administration of Siemens Ltd. from 1996 to 1997
• Other Directorships: Allianz Versicherungs AG, HVB Real Estate Bank AG and Bayerische Borse AG

Position, principal occupation,
Name and age		business experience and directorships

E. Stanley O’Neal (51)	Chief Executive Officer and President of Merrill Lynch & Co., Inc.
	•	Director since 2001
	•	Chief Executive Officer since December 2002
	•	Chairman of the Board-elect since July 2002
	•	President and Chief Operating Officer since July 2001
President of U.S. Private Client Group from February 2000 to September 2001
	•	Chief Financial Officer from 1998 to 2000
	•	Co-Head of Global Markets & Investment Banking Group from 1997 to 1998
	•	Other Directorships: General Motors Corporation, The Nasdaq Stock Market, Inc. and Catalyst, Inc.

David H. Komansky, age 63, will retire from the Board of Directors immediately following the 2003 Annual Meeting of Shareholders. Mr. Komansky has served as a director since 1995 and has been Chairman since April 1997. Mr. Komansky was the Chief Executive Officer of Merrill Lynch from 1996 to 2002 and served as President and Chief Operating Officer from 1995 until 1997. Mr. Komansky also serves as a Director of Schering-Plough Corporation, WPP Group plc and The New York Stock Exchange, Inc., and is a Director-elect of BlackRock, Inc.

Our Proposal to Approve the Merrill Lynch Employee Stock Compensation Plan

The Company is submitting for shareholder approval a new employee stock compensation plan under which employees receive compensation in a combination of restricted securities and stock options in lieu of cash payments. The Board of Directors has unanimously approved this plan — called the Employee Stock Compensation Plan or the Plan — and has recommended that it be submitted to shareholders for approval. The Board approved the Plan at its meeting on February 24, 2003, upon the recommendation of the Management Development and Compensation Committee (MDCC), an independent committee of the Board.

The Plan will become effective when and if approved by Merrill Lynch’s shareholders.

The Board of Directors recommends that shareholders vote FOR approval of the Merrill Lynch Employee Stock Compensation Plan.

Management’s Statement in Support of Approval of the Plan

The purpose of the Plan is to provide stock-based compensation to non-executive employees.

The Plan will be used exclusively to provide year-end awards under Merrill Lynch’s annual performance-based compensation program. These stock compensation awards are part of the total variable compensation paid in January of each year to a broad group of the Company’s non-executive employees based on performance during the prior year. As of the date of this Proxy Statement, the Plan will cover approximately 9,000 eligible employees who are important producers and managers of the Company’s business. The Company relies heavily on these employees to generate value for clients and shareholders.

Stock awards, granted in lieu of cash in the year-end variable compensation process, are a significant component of a Merrill Lynch employee’s total compensation.

Merrill Lynch’s stock compensation program is not additive, but rather represents a significant component of an employee’s total compensation. Under Merrill Lynch’s performance-based compensation program, employees receive 15% to 50% of their total compensation in the form of a year-end stock bonus award in lieu of receiving all year-end variable compensation in cash.

The amount of year-end variable compensation for employees is first determined as a U.S. dollar amount. The MDCC then determines that a specified amount of this variable compensation will be delivered as a cash bonus and a specified amount as a stock bonus. The dollar amount of the stock bonus is then allocated by the MDCC into a dollar award to be granted in restricted stock and a dollar award to be granted in stock options. The actual number of restricted shares and stock options granted to each employee is determined by converting the dollar-based stock awards using 100% of the average fair market price of the Company’s common stock for the 30-day period ending on the date of grant.

Merrill Lynch’s use of stock to deliver a portion of year-end variable compensation aligns employee and shareholder interests and supports risk sharing, which is critical to the success of the Company across business cycles.

The use of stock as part of the Company’s total compensation program is critical to the historical and continued success of Merrill Lynch’s business strategy. The Company and its shareholders benefit from the Company’s ability to substitute stock for cash compensation as part of an employee’s total annual compensation.

•	Merrill Lynch is in a cyclical growth business. The equity component of the annual bonus aligns employees’ and shareholders’ financial interests across market cycles. In periods of market weakness stock bonuses result in a transfer and sharing of downside risk between shareholders and employees.

•	The vesting period for awards granted under the Plan is an essential retention tool in the financial services industry because competitors will seek to solicit and hire key employees to make quick and meaningful inroads with clients.

•	If an employee forfeits an award granted under the Plan, the value of the award remains with Merrill Lynch and its shareholders.

The Plan is a broad-based employee stock plan with no executive officers participating.

Only non-executive officers and salaried key employees of Merrill Lynch and its affiliates are eligible to receive awards under the Plan. As of February 28, 2003, Merrill Lynch estimates there were approximately 9,000 employees eligible to receive awards under the Plan.

The Plan will not be used to provide awards to executive officers of Merrill Lynch. Executive officers are eligible to receive awards under a stock plan that was previously approved by shareholders.

A substantial percentage of stock and stock options granted under all of Merrill Lynch’s equity compensation plans were for employees other than executive officers. In fact, only 3.5% of the total stock awarded for performance year 2002 was received by the five executive officers appearing in the “Summary Compensation Table” in the “Executive Compensation” section of this Proxy Statement.

Existing Merrill Lynch employee stock compensation plans provide stock awards to specified employee groups.

Merrill Lynch currently has in place four employee stock compensation plans: the shareholder-approved Long-Term Incentive Compensation Plan for executive officers, the shareholder-approved Equity Capital Accumulation Plan for non-executive employees, the Long-Term Incentive Compensation Plan for Managers and Producers, a broad-based plan currently covering approximately 9,000 employees and the Financial Advisor Capital Accumulation Award Plan, a broad-based plan for the Company’s financial advisor employee population.

Our executive officers are covered under the Long-Term Incentive Compensation Plan for executive officers, which is a shareholder-approved plan (LTICP-Executive). This plan, which has 36,193,014 shares available for issuance as of February 28, 2003, is used only for year-end grants made in lieu of cash compensation for our executive officer population.

The Company’s Long-Term Incentive Compensation Plan for Managers and Producers (LTICP-M&P) and the Equity Capital Accumulation Plan (ECAP) provide year-end stock compensation grants to non-executive managers and producers in lieu of cash compensation. These plans have 44,595,539 shares and 10,851,604 shares available, respectively, as of February 28, 2003. Of these shares taken together, 45,447,143 shares will continue to be used only for year-end stock compensation purposes in lieu of cash compensation. The remaining 10,000,000 shares available under these plans may be used for other purposes, including for grants to newly hired employees.

The Financial Advisor Capital Accumulation Award Plan (FACAAP) is a broad-based plan providing for the issuance of awards of stock units to the Company’s financial advisor employee population. In the past, stock awards were granted under FACAAP to financial advisors in recognition of superior performance and for retention and recruitment purposes. Starting in 2001, year-end awards were also made under this plan in lieu of a portion of the financial advisor’s incentive compensation being paid in cash. There are 47,306,106 stock units outstanding and 20,628,614 shares available for issuance under FACAAP as of February 28, 2003.

All of the shares of the proposed Employee Stock Compensation Plan will be used for year-end grants made in lieu of cash compensation. The number of shares to be authorized under this plan is 75 million shares.

Merrill Lynch has a longstanding practice of providing stock-based compensation in lieu of paying cash incentive awards to its key employees.

For performance year 2002, the Company made stock grants in January 2003 to employees under its stock compensation plans representing a total of 35.8 million shares, consisting of 15.5 million restricted shares or restricted units and 20.3 million stock options. These grants were made by the MDCC in lieu of paying employees a total of $894.8 million in cash incentive compensation. These grants were made under the LTICP-Executive, ECAP and the LTICP-M&P stock plans.

For performance year 2001, Merrill Lynch made stock grants in January 2002 representing 58.3 million (13.0 million restricted shares/units and 45.3 million stock options) in lieu of an aggregate of $1,315 million of cash incentive compensation. For performance year 2000, the Company made stock grants in January 2001 representing 41.8 million shares, (8.0 million restricted shares/units and 33.8 million stock options) in lieu of $1,274 million of cash incentive compensation. These grants were also made under the LTICP-Executive, ECAP and the LTICP-M&P stock plans.

Of the grants made in 2003, 2002 and 2001, 35.6 million restricted shares/units and 97.2 million stock options remain outstanding on February 28, 2003.

For performance years 1994 through 1999, grants representing an aggregate of 301.7 million shares of common stock under the LTICP-Executive, ECAP and the LTICP-M&P stock plans were made by the Company in lieu of an aggregate of $3,420 million of cash incentive compensation. Of the grants made in these years, 800,000 restricted shares/units and 133.7 million stock options remained outstanding as of February 28, 2003.

All of these share amounts listed above were granted under LTICP-Executive, ECAP and the LTICP-M&P stock plans in connection with year-end performance and in lieu of cash compensation.

The Company also makes selective stock grants outside the year-end stock bonus process, including, on occasion, grants made to employees joining the Company. At February 28, 2003, these grants consisted of 7,011,100 restricted shares/units and 4,332,682 stock options, with a weighted average exercise price of $36.195 and a weighted average term of 5.58 years, outstanding under LTICP-Executive, LTICP-M&P and ECAP.

The new Plan will be used only for year-end grants made in lieu of cash compensation and the Company will reserve a maximum of 10 million shares for selective grants under LTICP-M&P and will not use LTICP-Executive or ECAP for these grants in the future.

Merrill Lynch has succeeded in making stock ownership part of its corporate culture.

Through common stock owned outright and grants of restricted shares/units and stock options, employees have an important stake in the Company. This aids in aligning the financial interests of employees with those of Merrill Lynch shareholders. This approach has been part of a long-standing compensation philosophy since 1990.

Merrill Lynch’s employee stock compensation plans, including the Plan, are administered by the MDCC, an independent committee of the Board of Directors.

The MDCC makes grants under the Plan and under the other stock plans that are in substitution for performance-based cash compensation. In making grants, the MDCC first approves the dollar amount of an eligible participant’s stock-based compensation and then converts that amount into shares based on an average fair market value of Merrill Lynch common stock.

The terms and conditions of the Plan have been designed to protect the interests of shareholders.

The vesting, exercisability, payment and other restrictions applicable to a grant are determined by the MDCC. The Plan requires the vesting period for year-end grants of restricted shares and restricted units to be at least three years, with vesting either in equal yearly installments or with a “cliff” vesting schedule of 100% at the end of the vesting period. The Plan does not permit stock option repricing or option reloads (i.e., additional options granted to preserve upside potential despite exercise) and requires the exercise price of all stock options to be at least 100% of the fair market value of the Merrill Lynch common stock on the date of grant.

For the reason stated above, the Board of Directors recommends a vote FOR approval of the Merrill Lynch Employee Stock Compensation Plan.

Description of the Merrill Lynch Employee Stock Compensation Plan

Set forth below is a summary of certain important features of the Plan, which is qualified in its entirety by reference to the Plan, attached as Exhibit C to this Proxy Statement. All capitalized terms not defined will have the meaning stated in the Plan.

Administration. The MDCC administers the Plan, approves the eligible employees who receive grants under the Plan, determines the number of shares subject to awards to be granted under the Plan and the form and terms of the grants, including any applicable vesting or restricted periods.

Each grant under the Plan will be confirmed by and subject to the terms of grant documents. Awards under the Plan will be authorized by the MDCC, in its sole discretion. For this reason, it is not possible to determine the benefit or amounts that will be received by any employees or group of employees in the future. There will be no awards granted under the Plan to the executive officers of Merrill Lynch, as they are not eligible for grants under the Plan. Executive officers are eligible to receive awards under a stock plan that was previously approved by shareholders.

Shares Authorized and Available. An aggregate of 75,000,000 shares of Merrill Lynch common stock, representing approximately 8.1% of outstanding basic shares as of February 27, 2003 are authorized for issuance under the Plan. The aggregate limit on the number of shares available under the Plan will be increased by the number of shares underlying awards that are forfeited, the number of shares withheld to satisfy tax withholding obligations and the exercise price of stock options and the number of shares of common stock underlying restricted units or stock appreciation rights that are settled in cash. The number of shares authorized under the Plan is also permitted to include the number of shares of common stock available for grant under the existing employee stock compensation plans for managers and producers (ECAP and LTICP-M&P) once the MDCC determines to cease making year-end grants under those plans.

Adjustments Upon Changes in Capitalization. In the event of certain types of corporate transactions or restructurings described in the Plan, such as a merger, consolidation, or reorganization, the MDCC will make appropriate adjustments to the maximum number of shares of common stock available for distribution under the Plan, the number and kind of shares subject to or reserved for issuance and payable under awards outstanding under the Plan and the exercise price of outstanding stock options and stock appreciation rights.

Types of Equity Securities Issuable Under the Plan. The Plan authorizes the issuance of restricted shares, restricted units (settled by either delivery of cash or shares of common stock), stock options and stock appreciation rights.

Restricted Shares and Restricted Units. During the restricted period, the stock certificates evidencing restricted shares will be held by Merrill Lynch for the account of the participant. Recipients of restricted shares are entitled to vote and receive dividends on the shares of common stock represented by these awards. Recipients of restricted units do not have the right to vote the shares underlying such awards, but receive dividend equivalents when dividends are paid. The Plan provides that the MDCC may establish procedures permitting an award holder to elect to defer until a later time the receipt of shares of common stock issuable or cash payable upon the vesting of a restricted share or restricted unit.

Stock Options. A stock option entitles a participant to acquire a specified number of shares of common stock at an exercise price determined by the MDCC, which shall not be less than 100% of the fair market value of a share of common stock on the date that the grant is made. The term of a stock option will be determined by the MDCC, but will not be longer than ten years from the date of grant. The MDCC will determine when stock options will become exercisable and the extent to which they will be exercisable after the option holder’s employment terminates. The Plan provides that the MDCC may establish procedures permitting an option holder to elect to defer until a later time the receipt of shares of common stock issuable upon exercise of a stock option and/or to receive cash at such later time in lieu of the deferred shares.

Stock Appreciation Rights. A stock appreciation right granted in connection with a stock option entitles the holder to receive, upon exercise, an amount equal to the difference between the fair market value of a share of common stock on the day of the surrender of the underlying stock option and the exercise price of such stock option, multiplied by the number of shares underlying the stock option that is being surrendered. A stock appreciation right granted independently of a stock option entitles the holder to receive upon exercise an amount equal to the difference between the fair market value of a share of common stock on the day preceding the exercise of such right and the fair market value of a share of common stock on the day the stock appreciation right was granted, multiplied by the number of shares to which the stock appreciation right that is being exercised relates. Payments to participants upon their exercise of stock appreciation rights may be in cash or shares of common stock, or a combination of cash and shares, at the MDCC’s discretion.

New Plan Benefit. It cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any person or group of persons under the Plan, if the Plan is adopted, or what amounts would have been received by any person or group of persons for the last fiscal year if the Plan had been in effect. There will be no awards granted under the Plan to the executive officers of Merrill Lynch named in this Proxy Statement, as they are not eligible for grants under the Plan.

Change in Control Followed by Termination. In the event of a Change in Control of the Company followed by either (1) a termination of the participant’s employment without Cause or (2) a termination of employment by the participant for Good Reason, a participant will be entitled to receive a payment in cash equal to the value (as of the date of termination of employment) of the Restricted Shares, Restricted Units, Stock Options and Stock Appreciation Rights held by that participant as if all vesting periods and restricted periods had ended and all conditions of exercisability were met.

Transferability of Awards. Except as otherwise provided by the MDCC with respect to a particular grant, awards granted under the Plan may not be assigned, pledged or otherwise transferred, other than by will or the laws of descent and distribution.

Effectiveness, Amendment and Termination. The Plan will become effective at the time it is approved by the shareholders of Merrill Lynch. The Board of Directors or the MDCC may modify, amend or terminate the Plan at any time, provided that, to the extent required by applicable law or the rules of the NYSE, amendments to the Plan shall be subject to approval by the shareholders of Merrill Lynch. Unless earlier terminated by the Board of Directors or the MDCC or extended upon the approval of the Merrill Lynch shareholders, the Plan will terminate on the tenth anniversary of its adoption.

Federal Income Tax Consequences to the Company Arising from the Plan. The following is a brief summary of the Federal income tax implications relevant to Merrill Lynch as a result of the issuance of compensation grants under the Plan based upon the Internal Revenue Code as currently in effect.

Timing of the Company Tax Deduction. At the time the participant recognizes income with respect to any instrument issued under the Plan, Merrill Lynch will generally be entitled to claim a Federal income tax deduction equal to the amount of ordinary income realized by the participant.

Withholding. Merrill Lynch will withhold any sums required by Federal, state, local or foreign tax laws with respect to the exercise of stock options or stock appreciation rights, the lapse of restrictions on any restricted shares or restricted units, or to require payment of such amounts before delivery of shares of common stock or cash in satisfaction of any such awards.

Federal Income Tax Consequence to Eligible Employee Participants. The following summary relates only to the Federal income tax treatment of awards made to eligible employee participants under the Plan. These tax consequences from receiving stock compensation under the Plan do not apply to shareholders of Merrill Lynch generally (unless the shareholder is a Plan participant).

Restricted Shares. A participant generally will not be taxed at the time restricted shares are granted but will be subject to tax at ordinary income rates when restricted shares are no longer subject to a substantial risk of forfeiture. The restricted shares will generally be subject to tax withholding when they vest. The amount of tax will be based on the fair market value of such shares at vesting. Participants may elect to recognize income at the time of grant by making a Section 83(b) election. Dividends paid on restricted shares are compensation income to the participant and compensation expense to Merrill Lynch.

Restricted Units. A participant generally will not be taxed at the time restricted units are granted. A participant will be subject to FICA tax when the restricted units are no longer subject to a substantial risk of forfeiture and to income tax withholding when paid in cash or common stock. In addition, dividend equivalents paid to a participant with respect to restricted units will be subject to tax as ordinary income at the time of receipt of such cash.

Stock Options. A participant generally will not be taxed upon the grant of a non-qualified stock option. The option holder generally will realize ordinary income for Federal income tax purposes and be subject to tax withholding at the time of exercise of a non-qualified stock option in an amount equal to the excess of the fair market value of the shares purchased over the aggregate exercise price.

Stock Appreciation Rights. Under current Federal income tax law, a holder will not be taxed at the time stock appreciation rights are granted. A participant will be subject to tax at ordinary income tax rates upon the exercise of a stock appreciation right. On exercise, a participant will be taxed on the amount by which the fair market value of a share of common stock exceeds either (1) the exercise price of stock options surrendered in connection with the exercise (in the case of a tandem SAR) or (2) the fair market value of a share of common stock on the date the stock appreciation right was granted (in the case of an independent SAR).

State, local and foreign tax consequences may be substantially different.

Other Information on Merrill Lynch’s Equity Compensation Plans

The table below outlines the shares that are available under the Company’s stock compensation plans and, in the case of plans where stock options may be granted, the number of shares of common stock issuable upon exercise of those stock options.

Merrill Lynch has three shareholder approved plans – LTICP-Executive (for stock grants made to executive officers), ECAP (for restricted share grants made to a broad group of employees) and the Merrill Lynch & Co., Inc. 1986 Employee Stock Purchase Plan (Employee Stock Purchase Plan).

Merrill Lynch has adopted stock compensation plans that are used to compensate non-executive employees – FACAAP (stock based compensation to the financial advisor population) and LTICP-M&P (for stock grants made to key managers and producers). The proposed Plan will be the successor to LTICP-M&P, a broad-based stock compensation plan approved by the Board of Directors in 1996.

Merrill Lynch has also adopted the Merrill Lynch & Co., Inc. Deferred Stock Unit and Stock Option Plan for Non-Employee Directors (Non-Employee Director Plan) which provides for the issuance of deferred stock units and non-qualified stock options to the Merrill Lynch non-employee directors as compensation for their director services.

The numbers in the table are as of February 28, 2003, the day after the record date.

			(C)
	(A)	(B)	Securities that remain
	Securities issuable on	Weighted average exercise	available for issuance
	exercise of outstanding	price of outstanding	under Plans (excluding
Equity Compensation	options, warrants and	options, warrants and	securities reflected in
Plan Category	rights (2)	rights	column (A))

Plans approved by shareholders	41,505,132	$24.142	73,623,526

Plans not approved by shareholders(1)	193,736,201	$46.235	65,872,720

Total	235,241,333	$42.336	139,496,246 (3)

(1)	These plans are (i) FACAAP, (ii) LTICP-M&P and (iii) the Non-Employee Director Plan. The material features of these plans are described in Note 16 to the Consolidated Financial Statements included in the 2002 Annual Report and are incorporated herein by reference. Those descriptions do not purport to be complete and are qualified in their entirety by reference to the plan documents that are exhibits to the 2002 Form 10-K.

(2)	Merrill Lynch has also made the following grants under its stock compensation plans that remain outstanding as of February 28, 2003: 47,306,106 units (payable in stock) under FACAAP that vest over an 8-10 year period and 43,495,941 Restricted Shares and Restricted Units granted under LTICP-Executive and LTICP-M&P.

(3)	This amount includes: 36,193,014 shares available under LTICP-Executive; 44,595,539 shares available under LTICP-M&P; 10,851,604 shares available under ECAP; 26,578,908 shares available under the Employee Stock Purchase Plan; 20,628,614 shares available for issuance under FACAAP; and 648,567 shares available for issuance under the Non-Employee Director Plan.

Shareholder Proposal

Proposal

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, who holds 800 shares of common stock, has given notice of her intention to propose the following resolution at the Annual Meeting:

RESOLVED: “That the shareholders of Merrill Lynch, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

The following statement has been submitted by Mrs. Davis in support of the resolution:

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”
“In addition, many corporations have adopted cumulative voting.”
“Last year the owners of 209,817,204 shares, representing approximately 34.1% of shares voting, voted FOR this proposal.”
“If you AGREE, please mark your proxy FOR this resolution.”

The Board of Directors recommends a vote AGAINST the adoption of this shareholder proposal.

Management’s Statement in Opposition

A similar proposal has been rejected at our past annual meetings seventeen times by you, our shareholders, each time by a substantial majority. The important reasons for rejecting this proposal in the past remain important reasons for rejecting this proposal now.

Cumulative voting may:

•	allow for the election of directors by small groups with special interests

•	result in directors being elected who feel an obligation to represent the special interest groups that elected them, regardless of whether the furtherance of those groups’ interests would benefit all of our shareholders generally

•	create factionalism among board members and undermine their ability to work together effectively.

In order to minimize the risks of such divisiveness, and the consequent risk of distracting our Board of Directors from management of Merrill Lynch’s affairs, Merrill Lynch, like most other major corporations, elects directors by allowing each share of common stock to have one vote for each nominee. We believe this method:

•	ensures that each director is elected by shareholders representing a plurality of all of the shares of common stock voted at the meeting

•	encourages accountability of each director to all of our shareholders

•	reduces the risk of divisive factionalism.

In short, we believe that our current system of electing directors best serves the interests of you, our shareholders.

For the reasons stated above, the Board of Directors recommends a vote AGAINST the adoption of this shareholder proposal.

INFORMATION ON THE GOVERNANCE OF THE COMPANY

Merrill Lynch’s Corporate Governance

The business and affairs of Merrill Lynch are managed under the direction of the Board of Directors, which represents the shareholders of the Company. The Board believes that good corporate governance is a critical factor in achieving business success. The Board has long adhered to “best practices” in corporate governance in fulfillment of its responsibilities to shareholders. Its practices align management and shareholder interests. Highlights of our corporate governance practices are described below.

Board Independence and Expertise

•	Board and Board Committee Independence. A substantial majority of the Board of Directors are independent directors, with only the Chairman and the Chief Executive Officer being management members of the Board.

All of the standing committees of the Board are composed of independent directors. These committees are: the Audit Committee, the Finance Committee, the Management Development and Compensation Committee, the Nominating and Corporate Governance Committee and the Public Policy and Responsibility Committee.

There are no interlocking directorships and none of our independent directors receives any consulting, advisory, legal or other non-director fees from the Company.

•	Director Qualifications. The Nominating and Corporate Governance Committee is responsible for identifying, reviewing, assessing and recommending to the Board candidates to fill vacancies on the Board that occur for any reason. This Committee has established director candidate guidelines setting forth criteria that are considered in evaluating the candidacy of any individual as a member of the Board.

•	Experience and Diversity. Our Board is composed of individuals with experience in the fields of business, education, military and diplomatic service. Several of our Board members have international experience and all have high moral and ethical character. Two of our directors are women and two are minorities.

•	Audit Committee Independence and Financial Literacy. All members of the Audit Committee are independent directors who meet the independence and financial literacy requirements of the NYSE.

Governance Policies and Ethical Guidelines

•	Board Committee Charters. The committees of the Merrill Lynch Board of Directors have operated pursuant to written charters since the mid-1970s, long before such charters were recommended by the NYSE or the SEC. The Board has recently revised the charters of the Audit, Finance, Management Development and Compensation, and Nominating and Corporate Governance Committees, among other things, to reflect certain current best practices in corporate governance. The Audit Committee charter is included as Exhibit A to this Proxy Statement. Copies of the Company’s Board Committee charters are filed as exhibits to the Company’s 2002 Form 10-K and may be found on its website at www.ml.com.

•	Corporate Governance Guidelines. The Board of Directors has documented its corporate governance practices and adopted the Merrill Lynch Corporate Governance Guidelines, which are included as Exhibit B to this Proxy Statement, and may be found on the Company’s website at www.ml.com.

•	Guidelines for Business Conduct. Merrill Lynch’s Guidelines for Business Conduct were adopted in 1981 to emphasize the Company’s commitment to the highest standards of business conduct. In the fall of 2002, the Guidelines, updated to reflect certain proposed statutory requirements, were adopted by the Board of Directors and designated as the Company’s code of ethics for directors, officers and employees in performing their duties.

The Guidelines also set forth information and procedures for employees to report ethical or accounting concerns, misconduct or violations of the Guidelines in a confidential manner. A copy of the Guidelines for Business Conduct is filed as an exhibit to the Company’s 2002 Form 10-K and may be found on its website at www.ml.com.

Significant Board Practices

•	Private Executive Sessions. Our independent directors meet at regularly scheduled executive sessions on at least a quarterly basis. These executive sessions are attended only by the independent directors and are presided over (based on a rotating schedule) by one of our directors who serves as the chair of one of our Board Committees.

•	Advance Materials. Information and data important to the directors’ understanding of the business or matters to be considered at a Board or Board Committee meeting are, to the extent practical, distributed to the directors sufficiently in advance of the meeting to allow careful review prior to the meeting.

•	Board Evaluation. The Board has instituted an annual evaluation process that is led by the Nominating and Corporate Governance Committee. This assessment focuses on the Board’s contribution to the Company and emphasizes those areas in which the Board believes a better contribution could be made.

•	Director Education Programs. New Board members become familiar with the business and operations of the Company through individual sessions with the heads of our business segments and primary support areas. The Board is updated on developments in the Company’s business and its markets as well as changes in the regulatory environment through reports at Board meetings and by communications from Merrill Lynch management between meetings. Board members are also offered the opportunity to participate in director education programs offered by third parties.

Board and Board Committee Access to Management and to Outside Advisors

•	Access to Management and Employees. Directors have full and unrestricted access to the management and employees of the Company. Additionally, key members of management may attend Board meetings from time to time to present information about the results, plans and operations of the business within their areas of responsibility.

•	Access to Outside Advisers. The Board and its Committees may retain counsel or consultants without obtaining the approval of any officer of the Company in advance or otherwise. The Audit Committee has the sole authority to retain and terminate the independent auditor. The Nominating and Corporate Governance Committee has the sole authority to retain search firms to be used to identify director candidates. The Management Development and Compensation Committee has the sole authority to retain compensation consultants for advice on executive compensation matters.

Stock Ownership by Directors

•	Director Equity-Based Compensation. Merrill Lynch directors receive a significant portion of their annual compensation in stock. The Company believes that the increased emphasis on the equity component of director compensation serves to further align the directors with the interests of our shareholders.

Stock Ownership by Executive and Senior Management

•	Stock Ownership Guidelines. The Management Development and Compensation Committee has adopted formal stock ownership guidelines that set minimum expectations for executive and senior management ownership and retention of stock. Merrill Lynch has long maintained an ownership culture among its executive and senior managers. All executive officers, and substantially all members of senior management, hold stock well in excess of the guidelines.

Board Committee Membership and Meetings

The Board of Directors has appointed five standing committees: the Audit Committee, the Finance Committee, the Management Development and Compensation Committee, the Nominating and Corporate Governance Committee and the Public Policy and Responsibility Committee. Each of these Board Committees consists entirely of independent directors and operates under a written charter, which sets forth such committee’s authorities and responsibilities. The Board of Directors held eight meetings in 2002.

In 2002, each of our directors attended 75% or more of the total number of meetings of the Board of Directors and of the meetings of the Board Committees on which he or she served.

The following table shows the membership of and the number of meetings held by each of our Board Committees during the 2002 fiscal year, including, in the case of the Nominating and Corporate Governance Committee, action taken by unanimous written consent.

	Meetings in
Name of Committee	2002	Committee Members (*Chair)

Audit Committee	11	Mr. Phelan*	Mrs. Peters
		Mr. Neubürger	Adm. Prueher
		Mr. Newbigging

Finance Committee	8	Mr. Phelan*	Mrs. Peters
		Mr. Neubürger	Adm. Prueher
		Mr. Newbigging

Management Development and Compensation Committee	10	Mr. Luciano*	Mrs. Conway
		Mr. Clark	Mr. Harvey

Nominating and Corporate Governance Committee	4	Mrs. Conway*	Mr. Harvey
		Mr. Luciano

Public Policy and Responsibility Committee	3	Mr. Newbigging*	Mr. Harvey
		Mrs. Conway	Mrs. Peters

Description of Our Board Committees

A brief description of our Board Committees and certain of their principal functions is set forth below. These descriptions below are qualified in their entirety by the full text of the Board Committee charters. A copy of the Audit Committee Charter is included as Exhibit A to this Proxy Statement and may also be found, along with the charters of our other Board Committees, as exhibits to the Company’s 2002 Form 10-K and on our website at www.ml.com.

The Audit Committee consists of five of our independent directors and meets the requirements for independence, experience and expertise, including financial literacy, set forth in the applicable laws and regulations of the SEC and the NYSE proposed listing requirements. The Audit Committee met 11 times during 2002. This Committee:

•	reviews our consolidated financial statements with management and our independent auditor, including significant reporting issues and judgments made in connection with the preparation of our consolidated financial statements

•	reviews our earnings press releases and other material financial information

•	reviews and discusses with our independent auditor the critical accounting policies applicable to our Company and its businesses, alternative accounting treatments under generally accepted accounting principles and other material written communications between the independent auditor and management

•	appoints the Company’s independent auditor and reviews the qualifications, independence, performance and fees paid to our independent auditor

•	oversees our system of internal accounting controls and the internal audit function, including the appointment of our Director of Corporate Audit

•	oversees compliance with risk management policies, procedures and functions, including material financial, legal and reputational risk exposures and management’s actions to monitor and control such risks

•	oversees our compliance function and the adequacy of our procedures for compliance with Company policies as well as with legal and regulatory requirements

•	monitors the receipt, retention and treatment of submissions regarding accounting, internal accounting controls and auditing matters made by employees and shareholders.

The Finance Committee consists of five of our independent directors and met eight times during 2002. This Committee:

•	reviews, recommends and approves policies and procedures regarding financial commitments and other expenditures

•	reviews and approves financial commitments, acquisitions, divestitures and proprietary investments in excess of certain specified dollar amounts

•	oversees our corporate funding policy, securities offerings, financing and related funding matters

•	reviews our financing plan and capital commitments budget

•	recommends, and in the case of preferred stock approves, the declaration of dividends and other dividend related matters.

The Management Development and Compensation Committee consists of four of our independent directors and met ten times during 2002. This Committee:

•	determines annual performance goals for the Chairman and Chief Executive Officer of the Company and evaluates annual performance of these executive officers in accordance with these goals

•	determines annual performance-based compensation for the Chairman and Chief Executive Officer of the Company and the other members of executive management and reviews and approves annual performance-based compensation for members of senior management

•	approves the aggregate dollar amounts of bonus compensation to be paid to Company employees and the proportion of such dollar amounts that will be paid in the form of stock compensation in lieu of cash

•	approves stock bonus amounts for all employees and makes grants under the Company’s stock compensation plans

•	reviews, recommends and oversees employee compensation programs, policies and practices, including salary, incentive compensation, stock compensation plans and employee benefit programs

•	reviews management development and training programs and oversees executive succession planning and certain senior management appointments

•	has the sole authority to retain consultants having special competence to assist the Committee, including the sole authority to approve any such consultant’s fee and other retention terms

•	discharges other responsibilities described under the caption “Management Development and Compensation Committee Report on Executive Compensation” included in this Proxy Statement.

The Nominating and Corporate Governance Committee consists of three of our independent directors and met four times during 2002. This Committee:

•	identifies and recommends potential candidates to serve on the Board, with a view toward maintaining a desirable balance of expertise among the directors

•	makes recommendations relating to the membership of committees of the Board of Directors

•	develops and recommends guidelines and practices for effective corporate governance to the Board of Directors and oversees committees of the Board

•	leads the Board of Directors in conducting its annual review of the Board’s performance

•	considers director nominees recommended by our shareholders.

The Public Policy and Responsibility Committee consists of four of our independent directors and met three times during 2002. This Committee:

•	assists the Board of Directors and senior management in overseeing Merrill Lynch’s fulfillment of its principles of Respect for the Individual, Teamwork, Responsible Citizenship and Integrity

•	reviews and, where appropriate, makes recommendations regarding our political and charitable contribution policies, and our policies, practices and actions as they relate to social and public policy issues that affect our business and the communities in which we are represented around the world

•	reviews and, where appropriate, makes recommendations regarding our business policies and practices relative to the Foreign Corrupt Practices Act and similar laws worldwide.

Compensation of Directors

Fees and Expenses

The independent non-employee directors were paid the following compensation for service as members of the Board of Directors and as members of Board Committees. The directors were also reimbursed for out-of-pocket expenses incurred in attending Board and Board Committee meetings in 2002.

•	$55,000 in base compensation to each non-employee director

•	$15,000 to the Chairman of the Management Development and Compensation Committee

•	$15,000 to the Chairman of the Audit and the Finance Committees

•	$10,000 to the Chairman of the Public Policy and Responsibility and the Chair of the Nominating and Corporate Governance Committees.

Non-employee directors are entitled to defer all or a portion of their cash compensation. Deferred payments are held in accounts with values indexed either to the performance of selected mutual funds and certain sponsored employee partnerships, or to the performance of our common stock, including reinvested dividends.

Non-employee directors also receive an annual grant of deferred stock units valued at $72,500 and annual grants of stock options also valued at $72,500 under the Non-Employee Director’s Plan. Deferred stock units represent the Company’s obligation to deliver one share of our common stock for each unit. The grants are made following the Annual Meeting. If a director joins the Board in mid-year, he or she would receive a pro-rated grant.

Deferred stock units are payable at the end of a five-year deferral period, or earlier if the non-employee director’s service on the Board ends. These units receive dividend equivalents but may not vote. Payment of the deferred stock units may be further deferred prior to payment. The stock options granted to non-employee directors entitle the holder to receive one share of our common stock upon payment of the exercise price, which is the average of the high and low prices of our common stock on the grant date. These stock options become exercisable six months following the date of grant.

Other than as described in this section, no compensation was paid to any director for their service on the Board or any of the Board Committees.

Retirement

Directors who joined the Board of Directors after February 2001 are not eligible for pension benefits. Non-employee directors who served prior to that date are entitled to receive, at their election, either lifetime annual retirement payments, a lump-sum payment, or a death benefit when they end their service for any reason (other than cause), in each case in the amount to be paid in respect of their retirement benefit is limited by the directors’ 2001 annual base compensation of $55,000 annually.

Benefits

Non-employee directors who joined the Board after February 2001 are not eligible for medical insurance benefits. These benefits are offered to non-employee directors who joined the Board prior to that date and to their eligible family members. These benefits are generally comparable to those offered to our employees, except that we provide these benefits on a non-contributory basis and with differences in deductible, coinsurance and lifetime benefits. We also offer life and business travel insurance benefits to non-employee directors. In 2002, the value of medical insurance coverage that we provided was $1,056 for Mrs. Conway and $2,112 for Mr. Phelan.

Audit Committee Report

The Audit Committee (Committee) is comprised of five independent directors and operates under a written charter, which is attached as Exhibit A to this Proxy Statement. The Audit Committee held 11 meetings in 2002. The meetings facilitated communication with senior management and employees, the internal auditors and the Company’s independent auditor. The Committee held discussions with the internal and independent auditors, both with and without management present, on the results of their examinations and the overall quality of the Company’s financial reporting and internal controls. The Committee regularly evaluates the performance and independence of the Company’s independent auditor and has the sole authority to appoint or replace the independent auditor.

As stated in the Committee’s charter, the Committee’s responsibility is one of oversight. It is the responsibility of Merrill Lynch’s management to plan and conduct audits and to prepare consolidated financial statements in accordance with generally accepted accounting principles and it is the responsibility of Merrill Lynch’s independent auditor to audit those financial statements. The Committee does not provide any expert or other special assurance as to the Company’s financial statements or any expert or professional certification as to the work of the Company’s independent auditor.

In fulfilling its responsibilities, the Committee has reviewed and discussed the annual audited and quarterly consolidated financial statements for Merrill Lynch for the 2002 fiscal year (including the disclosures contained in the Company’s 2002 Annual Report on Form 10-K and its 2002 Quarterly Reports on Form 10-Q, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) with Merrill Lynch’s management and Deloitte & Touche LLP (Deloitte & Touche), our independent auditor.

The Committee has also discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” In addition, the Committee has received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and has discussed with Deloitte & Touche its independence from Merrill Lynch and its management. The Committee has also considered whether the provision of non-audit services by the Company’s independent auditor is compatible with maintaining the auditor’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements for Merrill Lynch for the fiscal year ended December 27, 2002 be included in our 2002 Annual Report to Shareholders which will be incorporated by reference into our 2002 Annual Report on Form 10-K for the year ended December 27, 2002 for filing with the Securities and Exchange Commission.

Audit Committee

John J. Phelan, Jr., Chairman

Heinz-Joachim Neubürger
David K. Newbigging
Aulana L. Peters
Joseph W. Prueher

Fees Paid to the Independent Auditor

Set forth below is an analysis of the fees billed for professional services rendered by the Company’s independent auditor, Deloitte & Touche, for the fiscal years ending December 27, 2002 and December 28, 2001. New disclosure rules applicable to the independent auditor fee information have been adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002 and, for comparative purposes, the fees billed by Deloitte & Touche for services provided in 2001 have been presented below in accordance with these new requirements.

Audit Fees: Audit Fees are those fees billed by Deloitte & Touche in connection with their audit and review of our financial statements, including services related thereto such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC. The aggregate amount of the Audit Fees for each of the last two fiscal years were $22,621,174 in 2002 and $24,296,337 in 2001. The 2001 Audit Fee of $24,296,337 reflects an additional fee of $739,803 attributable to the audit of our 2001 financial statements that was not billed by Deloitte & Touche until after the mailing of our 2002 Proxy Statement.

Audit Related Fees: During the last two fiscal years, Deloitte & Touche has provided the Company with assurance and related services that are reasonably related to the performance of the audit of our financial statements. These services include employee benefit plan audits, accounting consultations and attest services concerning financial accounting and reporting standards, advice concerning internal controls, transaction services such as due diligence related to mergers and acquisitions, and accounting assistance and audits in connection with proposed or consummated acquisitions. The aggregate fees billed by Deloitte & Touche for such audit related services for 2002 and 2001 were $4,855,459 and $3,437,280, respectively.

Tax Fees: The aggregate fees billed for professional services rendered by Deloitte & Touche in connection with tax compliance, tax consulting and tax planning services for each of the last two fiscal years were $10,593,581 in 2002 and $13,882,565 in 2001.

Financial Information Systems Design and Implementation Fees: The aggregate fees billed for professional services rendered by Deloitte & Touche in connection with financial information systems design and implementation for each of the last two fiscal years were $2,477,355 in 2002 and $4,464,804 in 2001. Pursuant to rules adopted by the SEC, our independent auditor will be prohibited from providing us with services related to financial information systems design and implementation effective as of May 6, 2003. According to the new requirements, any engagement entered into prior to May 6, 2003 for such services must be concluded within 12 months after the effective date of the rule. The fees billed for any such services in 2003 will be disclosed in our proxy statement for that year in the “All Other Fees” category.

All Other Fees: The aggregate of all other fees billed for professional services rendered by Deloitte & Touche, which includes advisory and management consulting services, project management for implementing non-financial systems and employee benefit plan advisory services, for each of the last two fiscal years were $26,206,477 in 2002 and $11,766,046 in 2001.

The Audit Committee considered whether the services rendered by the Company’s independent auditor with respect to the foregoing fees are compatible with maintaining the auditor’s independence.

Pre-Approval of Services by the Independent Auditor

The Audit Committee has adopted a policy governing the provision of audit and non-audit services by the Company’s independent auditor. Pursuant to this policy, the Audit Committee will consider annually and, if appropriate, approve the provision of audit services (including audit review and attest services) by its independent auditor and consider and, if appropriate pre-approve the provision of certain defined permitted non-audit services within a specified dollar limit. It will also consider on a case-by-case basis and, if appropriate, approve specific engagements that do not fit within the definition of pre-approved services or established fee limits.

The policy provides that any proposed engagement that does not fit within the definition of a pre-approved service or is not within the fee limits must be presented to the Audit Committee for consideration at its next regular meeting or to the Chairman of the Audit Committee in time sensitive cases. The Audit Committee will regularly review summary reports detailing all services (and related fees and expenses) being provided to the Company by the independent auditor.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Ownership by Our Directors and Executive Officers

We encourage our directors, officers and employees to become shareholders of Merrill Lynch. We believe that this helps to align their interests with your interests, as shareholders. We also believe that this policy has been an important positive factor in the long-term returns that we have achieved for our shareholders.

The following table contains information about the beneficial ownership of our common stock, common stock options and common stock-linked units by each of the directors, the CEO and the four most highly compensated executive officers of the Company. Information is also provided as to ownership by all of our current directors and executive officers considered as a group. This information is as of February 27, 2003, the record date.

Amount and Nature of Beneficial Ownership

			Common	Common
		Common	Stock	Stock
Name	Position	Stock (1)	Options (2)	Units (3)	Total (4)

W.H. Clark	Director	13,843	8,492	3,769	26,104
Jill K. Conway	Director	13,951	8,492	5,798	28,241
James P. Gorman	Executive Vice President	132,481	544,519	126,754	803,754
George B. Harvey	Director	18,668	8,492	10,280	37,440
David H. Komansky	Director, Chairman	844,965	4,625,734	1,793,481	7,264,180
Robert P. Luciano	Director	19,215	8,492	10,875	38,582
Heinz-Joachim Neubürger	Director	0	7,970	2,723	10,693
David K. Newbigging	Director	15,191	8,492	6,993	30,676
E. Stanley O’Neal	Director, CEO (5)	226,038	2,462,618	190,075	2,878,731
Thomas H. Patrick	Executive Vice Chairman	340,265	1,530,999	148,206	2,019,470
Aulana L. Peters	Director	6,491	8,492	20,577	35,560
John J. Phelan, Jr.	Director	19,215	8,492	5,798	33,505
Joseph W. Prueher	Director	0	7,552	2,553	10,105
Arshad R. Zakaria	Executive Vice President	197,706	762,621	150,648	1,110,975

Directors and executive officers as a group (6)		2,428,775	11,084,379	2,653,699	16,166,853

(1)	Except as noted, the directors and executive officers have sole voting and investment power over the shares of common stock listed. Of the common stock held by Mrs. Peters, 5,691 shares are held in a trust for which she has shared voting and investment power. Of the common stock held by Mr. Komansky, 20,000 shares are held in a charitable foundation over which he has shared voting and investment power.

(2)	This column includes all stock options held by the directors and executive officers, including 8,549,413 stock options that have or will become exercisable within 60 days of the record date. The number of stock options exercisable within 60 days for the named individuals are as follows: Mr. Clark 8,492, Mrs. Conway 8,492, Mr. Gorman 365,571, Mr. Harvey 8,492, Mr. Komansky 4,108,930, Mr. Luciano 8,492, Mr. Neubürger 7,970, Mr. Newbigging 8,492, Mr. O’Neal 1,336,076, Mr. Patrick 1,302,273, Mrs. Peters 8,492, Mr. Phelan 8,492, Admiral Prueher 7,552 and Mr. Zakaria 586,963.

(3)	Units are linked to the value of our common stock and are generally paid in shares of common stock at the end of the applicable restricted or deferral period, as the case may be.

(4)	No individual director or executive officer owns more than 1% of our outstanding common stock. As of February 27, 2003, the directors and executive officers as a group owned approximately 1.2% of the outstanding common stock (including any stock options or stock units that have or will become exercisable or payable within 60 days of the record date).

(5)	Mr. O’Neal also serves as the President and Chief Operating Officer of the Company.

(6)	The totals represented in this row include shares of common stock, stock options and stock units beneficially owned by Robert C. Doll, who became an executive officer of the Company on February 28, 2003. The totals exclude the common stock, stock options and stock units beneficially owned by Michael J.P. Marks, whose status as an executive officer ceased as of February 28, 2003.

Owners of More than 5% of Our Common Stock

Except as described below, we know of no person that beneficially owns more than 5% of our outstanding common stock.

	Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Class(1)

State Street Bank and Trust Company
225 Franklin Street, Boston, Massachusetts 02110
As trustee of the Merrill Lynch Employee Stock Ownership Plan (ESOP)	39,466,279(2)	4.26%
As trustee of other Merrill Lynch employee benefit plans	36,025,047(3)	3.89%
As trustee or discretionary advisor for certain unaffiliated accounts and collective investment funds	22,157,916(4)	2.39%
FMR Corp.	69,032,478(5)	7.45%
82 Devonshire Street, Boston, Massachusetts 02109

(1)	Percentages are calculated based on the common stock and exchangeable securities outstanding as of February 27, 2003, the record date.

(2)	As of December 31, 2002, there were 38,492,818 shares allocated to ESOP participants who have the right to direct the voting by State Street for those allocated shares. As of December 31, 2002, there were 973,461 shares beneficially owned by the ESOP but unallocated to participants. As provided by the terms of the ESOP, State Street is generally obligated to vote unallocated shares and those allocated shares for which it has not received instructions in the same proportion as allocated shares for which it has received voting instructions. As of February 27, 2003, the record date, there were 38,708,874 shares beneficially owned by the ESOP. Of this number 37,776,917 shares were allocated to ESOP participants and 931,957 shares were unallocated to ESOP participants.

(3)	This information is as of December 31, 2002. Under these Merrill Lynch employee benefit plans, participants have the right to direct the voting by State Street of shares of common stock. State Street is generally obligated to vote shares for which it has not received instructions in the same proportion as shares that have directed a vote. On the record date, there were 36,534,168 shares beneficially owned by other Merrill Lynch employee benefit plans.

(4)	This information is as of December 31, 2002 and was derived from a State Street SEC filing. State Street has sole voting power over 19,596,321 shares, sole dispositive power over 22,032,666 shares, shared voting power over 234,010 shares, and shared dispositive power over 125,250 shares.

(5)	The information about FMR Corp. (FMR) is as of December 31, 2002 and was derived from a SEC filing by FMR, Edward C. Johnson 3d, Chairman of FMR, and Abigail P. Johnson, a director of FMR. The FMR reporting entities are (i) FMR, on behalf of its direct and indirect subsidiaries, Fidelity Management & Research Company (Fidelity), Fidelity Management Trust Company (Fidelity Trust) and Strategic Advisers, Inc. (Strategic Advisors), (ii) Fidelity International Limited (FIL), on behalf of its direct and indirect subsidiaries, and (iii) Geode Capital Management, LLC (Geode LLC), whose managers and owners are certain shareholders and employees of FMR. These FMR entities reported that they have sole dispositive power over 69,032,478 shares and sole voting power over 4,568,686 shares.

Fidelity is a wholly owned subsidiary of FMR and acts as an investment advisor to various investment companies (Fidelity Funds) that hold 64,299,262 shares, which include 102,692 shares of common stock assuming the conversion of Merrill Lynch convertible debentures due March 13, 2032. Each of Mr. Johnson, FMR (as the parent company of Fidelity) and the Fidelity Funds is deemed to have sole dispositive power over these shares. As the Fidelity Funds’ boards of trustees have the sole power to vote these shares, neither Mr. Johnson nor Fidelity has the voting power over these shares.

Fidelity Trust, a wholly owned subsidiary of FMR, serves as an investment advisor to institutional accounts that hold 2,419,097 shares. Each of Mr. Johnson and FMR (as the parent company of Fidelity Trust) is deemed to have sole dispositive power over all of the shares and sole voting power over 2,251,497 of these shares. Each of Mr. Johnson and FMR has sole voting power with respect to all but 167,600 of these shares.

FIL is an entity in which Mr. Johnson and members of his family control approximately 40% of the voting stock. It provides investment advisory and management services to a number of non-U.S. investment companies and institutional investors. FIL is deemed to be the beneficial owner of 2,298,153 shares of common stock and has sole voting and dispositive power over these shares.

Geode LLC acts as an investment advisor and is wholly owned by Fidelity Investors III Limited Partnership (FILP III). Geode LLC is the beneficial owner of 10,566 shares. The general partner and investment manager of FILP III is Fidelity Investors Management, LLC (FIML), which is also an investment manager. The managers of Geode LLC, the members of FIML and the limited partners of FILP III are certain shareholders and employees of FMR.

Strategic Advisers, a wholly owned subsidiary of FMR, serves as the investment advisor to individual accounts that hold 5,400 shares of common stock.

EXECUTIVE COMPENSATION

Management Development and Compensation Committee
Report on Executive Compensation

Executive Compensation Overview

In 2002, Merrill Lynch faced a difficult environment as industry-wide declines in business activity led to depressed revenue levels across all businesses. Throughout the year, Merrill Lynch executive management acted decisively to better serve clients, strengthen market position, deliver strong financial results relative to its peer group and position the Company for improved profitability and growth.

The Merrill Lynch executive compensation program, driven by annual financial results and achieving long-term stock price appreciation, is a critical component in attracting and retaining highly talented individuals and rewarding them for their leadership, achievement of specific goals and creation of shareholder value.

Policies and Procedures

General

During 2002, the members of the Management Development and Compensation Committee (MDCC) included Mr. Robert P. Luciano, Mrs. Jill K. Conway, Mr. W. H. Clark and Mr. George B. Harvey. All of these directors are independent outside directors. None of the MDCC members have ever been an employee of Merrill Lynch or eligible to participate in any of the MDCC-administered compensation programs or plans for Merrill Lynch employees.

The MDCC is responsible for administering all executive officer compensation programs and plans, including annually determining and approving base salaries and performance-based cash and stock bonuses. The MDCC periodically reviews Merrill Lynch’s executive compensation programs to evaluate their alignment with the firm’s annual and long-term goals. In fulfilling its responsibilities, the MDCC has access to and makes use of Company employees and resources and periodically seeks advice and counsel from independent third parties. In 2002, the MDCC retained an outside compensation consulting group to conduct an objective review of the Merrill Lynch executive compensation program and employee stock bonus approach.

Compensation Program

The elements of total compensation for Merrill Lynch executives are base salary, performance-based cash and stock compensation and other benefits. The MDCC has balanced these components of pay to provide Merrill Lynch’s top executives with a powerful incentive to achieve annual and long-term goals that promote shareholder value. As a consequence, executive officer compensation levels have fluctuated — both up and down — in line with the financial performance of the Company over the last several years.

Base Salary

Executive officer base salaries are reviewed periodically, based on factors determined relevant and appropriate by the MDCC at the time of review. Under the Merrill Lynch approach, like that of many investment banking/ financial services firms, base salaries by design represent a relatively small portion of an executive officer’s total compensation. This approach serves to enhance the motivational value of the performance-based (and therefore variable) compensation elements of the compensation program.

Performance-Based Compensation

The MDCC assesses the performance of the CEO and that of the other executive officers in determining the annual performance-based bonus amount (cash and stock) for each individual. Performance-based compensation for executive officers is funded based on the financial performance of the Company and as such provides a strong incentive to deliver superior results for the shareholder. The MDCC determines the actual amount of each executive officer’s performance-based compensation based on a combination of financial and non-financial factors. This ensures a balance between the annual results obtained and how they were accomplished and emphasizes strategic leadership.

The factors considered by the MDCC in determining performance-based compensation levels for the CEO and all other executive officers include: financial results, expense control, profit margins, strategic planning and implementation, quality of client service, market share, corporate reputation, capital allocation, compliance and risk control, management development, leadership, workforce diversity, technology and innovation. The MDCC also considers the extent to which individuals exemplify and foster Merrill Lynch’s principles of Client Focus, Respect for the Individual, Teamwork, Responsible Citizenship, and Integrity. All factors are considered collectively by the MDCC.

Merrill Lynch’s policy is to maximize the deductibility of compensation payments in excess of $1 million under Section 162(m) of the Internal Revenue Code and the regulations thereunder. The Company’s shareholders have approved the performance formulas applicable to cash and stock bonuses that are designed and administered to satisfy the requirements of Section 162(m). The MDCC retains the discretion to establish executive officer incentive awards that are less than, but not more than, the formula amounts.

Cash Bonus

Performance-based compensation is distributed to executive officers in a combination of cash and stock. Typically, the cash bonus, when combined with base salary, represents 50% of total compensation.

Stock Bonus

A significant portion of the dollar value of the total annual performance-based bonus is paid in stock — restricted shares and stock options. The stock bonus generally represents the remaining 50% of executive officer total compensation. Paying a portion of annual bonuses in stock puts a significant portion of the compensation earned by the executive for a given year “at risk” based on the Company’s ability to sustain and improve its performance over future periods.

The ultimate value of stock bonuses — restricted shares and stock options — is dependent on future stock price performance. As such, the stock bonus aligns each executive with shareholders’ financial interests and encourages a balance between short-term goals and long-term strategic objectives.

The Board and management strongly believe that providing a significant portion of competitive performance-based compensation in stock, as opposed to increasing the cash bonus component, is in the best financial interests of our shareholders. This approach to delivering incentive compensation begins with the Company’s executive officers and extends deep within the organization such that approximately 9,000 employees are eligible to receive their bonus awards in a combination of cash and stock rather than all cash. This approach ensures that a broad number of employees share both the “downside risk” and “upside opportunity” of the Company with shareholders as the stock portion of the compensation earned by an employee for a discrete bonus year will increase or decrease dependent on the Company’s future stock price performance. The stock bonus as a percentage of total compensation progressively diminishes at employee levels below executive officer. Executive officers receive a greater portion of their total compensation in a stock bonus because of their greater accountability for stock price performance over the long-term.

2002 Stock Bonuses

For performance year 2002, executive officers received 35% of their total compensation as restricted shares and 15% as stock options. Restricted shares vest on the fourth anniversary of grant while stock options become exercisable over four years, 25% per year starting on the first anniversary of the grant. The exercise price of all stock options granted is equal to the fair market value of a share of common stock on the date the grant is approved by the MDCC. The terms and conditions of stock awards made to executive officers are identical to the terms provided to all other employees who participate in the Company’s broadly applied stock bonus program.

Other Benefits

Executive officers are also eligible to participate in broad-based plans offered generally to Merrill Lynch employees, including broad-based retirement, 401(k), health and other employee benefit plans.

Compensation of the Chairman and the Chief Executive Officer for 2002 Performance

The year 2002 was a year of transition for Merrill Lynch. Mr. Komansky, Chairman at year-end 2002, acted as Chief Executive Officer for the first eleven months of the year. Mr. O’Neal became the Chief Executive Officer on December 2, 2002 and was President and Chief Operating Officer of Merrill Lynch during 2002. The references below and in the summary compensation tables are based on the position the individual held at year-end. Based on a year-end assessment of Merrill Lynch’s performance, the MDCC determined and the Board of Directors ratified total compensation for Mr. Komansky of $15,400,000 and $15,300,000 for Mr. O’Neal for performance year 2002.

The MDCC weighed a number of performance variables in determining the 2002 compensation for Mr. Komansky and Mr. O’Neal:

•	Merrill Lynch’s year-over-year changes with respect to net earnings, return on equity and diluted earnings per share

•	Various measures of financial performance relative to financial industry peer companies

•	Measurable strategic initiatives that the MDCC identified at the beginning of the year as critical to the long-term growth of the organization as well as the ability to manage developments as they occurred throughout the year

•	Time in position

•	Corporate ethics and reputation.

For performance year 2002, the MDCC determined Mr. Komansky’s compensation would be paid as follows: base salary of $700,000 and total performance-based compensation of $14.7 million, distributed in a combination of cash and stock. The value of the stock portion of the total bonus is equal to 50% of Mr. Komansky’s total compensation and is delivered 70% as restricted shares and 30% as stock options. The remainder of performance-based compensation is provided through the cash bonus.

Mr. O’Neal’s total compensation for the 2002 performance year was determined by the MDCC to be a base salary of $500,000 and a total bonus of $14.8 million. The bonus was divided between cash, restricted stock and stock options so that the total compensation was delivered as 50% cash, 35% restricted shares and 15% stock options.

The determination of the number of restricted shares and stock options is directly related to the dollar value of the stock bonus and is converted based on a market valuation with no discounts. The number of restricted shares granted was calculated by dividing the dollar value of the awards by the average of the fair market value (average of the high and low prices) of a share of Merrill Lynch common stock for the 30 trading days prior to and including January 27, 2003, the effective date of grant. The number of stock options was calculated by dividing the dollar value of the award by the same price of common stock used to determine the restricted share grants, and multiplying the result by three.

The same pay components and relative percentages were applied to total compensation for other executive officers.

Summary

The Chairman’s and Chief Executive Officer’s compensation for performance year 2002, based on the methodology described above, consists of:

		Cash	Restricted		Total
	Base Salary	Bonus	Shares	Stock Options	Compensation

Chairman	$700,000	$7,000,000	$5,390,000	$2,310,000	$15,400,000
Chief Executive Officer	$500,000	$7,150,000	$5,355,000	$2,295,000	$15,300,000

Management Development and Compensation Committee

Robert P. Luciano, Chairman

W. H. Clark
Jill K. Conway
George B. Harvey

Compensation Committee Interlocks and Insider Participation

The members of the MDCC are named above. None of these individuals has ever been an officer or employee of Merrill Lynch or any of its subsidiaries and no “compensation committee interlocks” existed during the 2002 fiscal year.

Executive Compensation

The following tables contain information with respect to the CEO and the four other most highly compensated executive officers of Merrill Lynch.

Summary Compensation Table

				Long-Term
	Annual Compensation			Compensation Awards (1)

				Restricted	Securities
				Securities	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus (1)	(2)(3)	Options	Compensation (5)

David H. Komansky	2002	$700,000	$7,000,000	$4,772,168	172,444	$32,803
Chairman of the Board	2001	700,000	1,000,000	10,311,153	226,141	29,618
	2000	700,000	15,550,000	8,380,400	314,263	29,939

E. Stanley O’Neal	2002	$500,000	$7,150,000	$4,741,177	171,328	$13,296
Chief Executive Officer	2001	500,000	1,000,000	8,229,243	936,903 (4)	10,290
	2000	350,000	9,650,000	1,199,600	257,857	3,847,066

Arshad R. Zakaria	2002	$350,000	$5,900,000	$3,873,523	139,972	$10,000
Executive Vice President	2001	350,000	1,000,000	6,025,100	138,737	6,800
	2000	225,000	5,950,000	1,714,800	85,738	6,800

Thomas H. Patrick	2002	$350,000	$5,150,000	$3,408,706	123,176	$22,000
Executive Vice Chairman	2001	350,000	1,000,000	3,698,303	131,800	2,018,700 (6)
	2000	350,000	6,150,000	3,352,160	167,607	17,000

James P. Gorman	2002	$350,000	$3,900,000	$2,633,987	95,180	$6,000
Executive Vice President	2001	350,000	1,000,000	4,555,619	110,990	5,400
	2000	350,000	4,650,000	2,578,640	128,929	4,917

(1)	Merrill Lynch pays its cash and stock bonuses in January for performance in the immediately preceding year. For performance year 2001, there was a $1 million limitation on incentive compensation that could be paid in cash to executive and senior officers.

(2)	A portion of awards made in January 2003 consisted of grants of restricted shares. All awards were valued using the closing price of our common stock on the Consolidated Transaction Reporting System of $35.58 on January 27, 2003, the date of grant. The restricted shares convey to the holder the rights of a shareholder, including the right to vote and receive dividends, but are subject to a four-year vesting period. The restricted shares are subject to forfeiture and may not be sold or transferred during the vesting period.

(3)	As of December 27, 2002, the last day of the Company’s fiscal year, the named executive officers held the number of restricted units and restricted shares, with a value based on the closing price of the Company’s common stock on the Consolidated Transaction Reporting

System on such date ($38.30) as follows: Mr. Komansky (24,100 shares and 378,402 units - $15,415,827); Mr. O’Neal (15,632 shares and 222,753 units - $9,130,146); Mr. Zakaria (6,282 shares and 174,002 units - $6,904,877); Mr. Patrick (7,998 shares and 170,554 units - $6,838,542); and Mr. Gorman (224,435 units - $8,595,861). These amounts do not include restricted shares awarded in 2003 for performance in 2002.

(4)	This includes 753,770 stock options granted to Mr. O’Neal on September 24, 2001 following his appointment as President and Chief Operating Officer.

(5)	Amounts shown for 2002 consist of the following: (i) contributions made in 2002 by Merrill Lynch under our 401(k) Savings & Investment Plan, including those cash payments made because of limitations imposed by the Internal Revenue Code, for Mr. Komansky ($2,000) and Mr. Gorman ($2,000); (ii) allocations made in 2002 by Merrill Lynch under our defined contribution retirement program for Mr. Komansky ($24,000), Mr. O’Neal ($10,000), Mr. Zakaria ($10,000), Mr. Patrick ($22,000) and Mr. Gorman ($4,000); and (iii) the dollar value of the premiums paid by Merrill Lynch with respect to the term portion of split dollar life insurance policies purchased on the lives of Mr. Komansky ($6,803) and Mr. O’Neal ($3,296) and the spouse of each of these executives in 2000 and 2001, respectively.

(6)	Mr. Patrick’s compensation for the 2001 performance year included $2,000,000 intended to be delivered as a second-to-die life insurance policy. Because of uncertainty over the regulatory status of such a policy, the Company did not purchase such a policy and instead has entered into a deferred compensation arrangement with Mr. Patrick for this amount.

Stock Option Grants Made in Last Fiscal Year (1)

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise		Grant Date
	Options	Employees in	Price Per	Expiration	Present
Name	Granted	Fiscal Year	Share	Date(2)	Value (3)

David H. Komansky	172,444	0.85%	$36.065	1/27/2013	$1,931,373
E. Stanley O’Neal	171,328	0.85	36.065	1/27/2013	1,918,874
Arshad R. Zakaria	139,972	0.69	36.065	1/27/2013	1,567,686
Thomas H. Patrick	123,176	0.61	36.065	1/27/2013	1,379,571
James P. Gorman	95,180	0.47	36.065	1/27/2013	1,066,016

(1)	Covers awards made in January 2003 for performance in 2002. Awards made in January 2002 for performance in 2001 are not included.

(2)	Stock options that were granted have a 10-year term and become exercisable as follows: 25% after one year; 50% after two years; 75% after three years; 100% after four years.

(3)	Valued using a modified Black-Scholes option pricing model. The exercise price of each stock option ($36.065) is equal to the average of the high and low prices on the Consolidated Transaction Reporting System of a share of common stock on January 27, 2003, the date of grant. The assumptions used for the variables in the model were: 43.14% volatility (which is the volatility of the common stock for the 84 months preceding the grant date of January 27, 2003); a 3.58% risk-free rate of return (which is the yield as of January 27, 2003 on a U.S. Government Strip (zero-coupon bond) maturing on January 27, 2010, as quoted on Bloomberg); a 1.77% dividend yield (which was the dividend yield on January 27, 2003); and a 7-year option term (which is the expected term until exercise). A discount of 25% was applied to the option value yielded by the model to reflect the non-marketability of employee stock options. The actual gains that executive officers will realize on their stock options will depend on the future price of our common stock and cannot be accurately forecast by application of an option pricing model.

Aggregated Stock Option Exercises Made in Last Fiscal Year

and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at Fiscal Year-End		at Fiscal Year-End (2)
	Acquired on	Value
Name	Exercise	Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable

David H. Komansky	0	$0	3,857,276	596,014	$67,794,329	$629,772
E. Stanley O’Neal	0	0	1,113,272	1,178,018	2,103,424	367,252
Arshad R. Zakaria	127,280	3,646,768	559,799	62,850	5,726,337	71,221
Thomas H. Patrick	192,080	5,860,722	1,231,514	176,282	20,254,128	151,894
James P. Gorman	0	0	345,219	104,120	159,674	106,449

(1)	These valuations represent the difference between the fair market value of a share of common stock at exercise and the exercise prices of the stock options exercised.

(2)	These valuations represent the difference between $38.30, the closing price of a share of common stock on December 27, 2002 on the Consolidated Transaction Reporting System, and the various exercise prices of these stock options set at their respective dates of grant.

Pension Plan Annuity and Supplemental Annuity

In 1988, we terminated our defined benefit pension plan. In order to pay pension plan benefits to the vested participants, we purchased a group annuity contract from Metropolitan Life Insurance Company with a portion of the terminated pension plan assets. Certain executive officers named in the Summary Compensation Table are eligible to receive an annuity payment on retirement, adjusted to reflect cost of living increases. Merrill Lynch may recognize gains or losses to the extent that the experience of its employee population and investment performance of the annuity assets are higher or lower than assumptions that are based on actuarial and investment estimates.

Those vested participants in the defined benefit pension plan retiring at age 65 with at least 10 years of pension plan participation will receive up to the maximum amount permitted by law for the year in which the annuity payments are made. In 2002, the maximum amount was $149,335 for those born between 1938 and 1954. Those retiring at an earlier retirement age or with less than 10 years of participation will receive reduced annuity payments.

If payments commence as a straight life annuity at age 65, the maximum annual amounts that the named executive officers would receive would be: Mr. Komansky $103,665; Mr. O’Neal $5,670; Mr. Zakaria $596; and Mr. Patrick $118,223. Mr. Gorman is not eligible for these payments. These amounts reflect an offset for estimated social security benefits, as required by the terms of the terminated pension plan.

In January 1997, Merrill Lynch entered into an annuity agreement with Mr. Komansky that provides for supplemental annuity payments. A similar agreement was entered into with Mr. O’Neal in January 2002. Under these agreements, Mr. Komansky and Mr. O’Neal are each entitled to the annuity if they retire after a specified age with the approval of the Board of Directors or die while employed by Merrill Lynch. The amounts to be paid under the annuity agreements will be based on 1.25% of the executives’ highest five-year consecutive cash compensation and on their length of service and will be reduced by the annuity equivalent of other Merrill Lynch-provided retirement benefits. The payment will be made monthly in the form of either a life annuity, a 10-year certain and life annuity, or a 50% or 100% joint and survivor life annuity and is subject to a limitation that is adjusted semi-annually for inflation until benefits commence.

The amounts to be paid under these annuity agreements will be reduced by:

•	the dollar amount of the pension plan annuity from Metropolitan Life described above and

•	the combined annuity value at retirement of account balances attributable to our contributions to our 401(k) Savings & Investment Plan and our Retirement Accumulation Plan and to the allocations under our Employee Stock Ownership Plan and

•	50% of the annual social security retirement benefit amount receivable at retirement at age 65 (computed as of the actual retirement date if earlier than age 65).

Under each of Mr. Komansky’s and Mr. O’Neal’s agreements, amounts to be paid depend on his average compensation levels and years of services and are capped at either: $1,797,145 if payable as a straight life annuity or a 10-year certain and life annuity, or $1,519,808 if payable as a 50% or 100% joint and survivor life annuity. Mr. Komansky’s payments have reached the capped amounts. The table below reflects amounts that would be payable to Mr. O’Neal as a straight life annuity depending on his five-year average compensation and years of service. As of December 27, 2002, Mr. O’Neal’s highest consecutive five-year average cash compensation was approximately $5.7 million and he had approximately 16 years of service.

	Years of Service

5-Year Average Compensation	20	25	30

$6,000,000	$1,500,000	$1,797,145	$1,797,145
$6,500,000	$1,625,000	$1,797,145	$1,797,145
$7,000,000	$1,750,000	$1,797,145	$1,797,145

Severance Agreements

We have severance agreements with certain members of our executive and senior management. These agreements provide for payments and other benefits if there is a “Change in Control” of Merrill Lynch and the executive’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason”, as these terms are described in the severance agreements.

Under each agreement, if a member of executive or senior management is entitled to severance compensation, that employee will receive:

•	a lump sum payment equal to the lesser of: 2.99 times the employee’s average annual W-2 compensation for the five years before termination and 2.99 times the employee’s average annual salary, bonus and the grant value of stock-based compensation for the five years before termination and

•	the value of various insurance benefits for 24 months after termination, plus an amount covering income taxes on that payment and

•	a payment of the retirement contribution, plus an amount covering income taxes on that payment, that the employee would have been eligible to receive under the terms of our retirement program if the employee had been employed by us for an additional 24 months at his or her highest annual rate of compensation during the 12 months before termination.

Any payments under the severance agreements will be in addition to amounts payable under certain stock compensation plans, except as otherwise provided in the severance agreements. The relevant stock plans provide for early vesting and payment if an employee is terminated under circumstances described in the plans.

Deferred Compensation

Merrill Lynch has a deferred compensation program that is offered to the Company’s key employees. Once income is deferred, participants in the plan have the opportunity to index deferred amounts to various investment vehicles or mutual funds, including company-sponsored investment vehicles offered periodically that qualify as employee securities companies under the Investment Company Act of 1940. With respect to the employee securities company index offered in 2001, employees, including executive officers, were permitted to elect to have their return (whether positive or negative) augmented (or leveraged) on a 2-to-1 basis. Amounts deferred and indexed to any investment option, including the employee securities company index option offered in 2001, generally remain deferred until after the retirement of participants unless individual participants elect to receive distributions at an earlier time.

The table below represents the dollar amount of leverage provided under the deferred compensation plan to the executive officers listed below. It does not include deferred amounts.

Participants	Leverage

David H. Komansky	$2,112,425
E. Stanley O’Neal	1,865,231
Arshad R. Zakaria	1,783,753
Thomas H. Patrick	1,775,863

Participants in the plans are general creditors of the Company for all amounts payable under the plans. The deferred compensation program debits deferred amounts for all employees by 2% annually to address costs incurred by the Company in offering the program.

OTHER MATTERS

Certain Transactions

To the extent permitted by the Sarbanes-Oxley Act of 2002, some directors, executive officers and their families may, from time to time, borrow money from Merrill Lynch in the form of mortgage loans, revolving lines of credit and other extensions of credit. These transactions are entered into in the ordinary course of business on substantially the same terms, including interest rates and collateral provisions, as those prevailing at the time for comparable transactions with our other similarly situated customers. For certain types of products and services offered by our subsidiaries, our director and officers may receive certain discounts.

Each of State Street Bank and Trust Company and FMR Corp. is the beneficial owner of more than 5% of the outstanding shares of our common stock. We and certain of our subsidiaries have engaged in transactions in the ordinary course of business with State Street and FMR Corp. and with certain of their respective affiliates. These transactions were on substantially the same terms as comparable transactions with other clients.

In 2002, we performed investment banking, financial advisory and other services in the ordinary course of our business for certain corporations with which some of our directors are affiliated.

From time to time, in connection with investigations by regulatory and governmental bodies, Merrill Lynch recommends certain counsel with expertise in the area to Merrill Lynch employees. An employee requiring these services selects counsel from among the attorneys recommended and the fees are paid by Merrill Lynch. Since 1999, Robert Hausen, Esq., the husband of Rosemary T. Berkery, has been recommended from time to time to provide such counsel. Ms. Berkery was elected an executive officer in 2001. Mr. Hausen provided such legal representation in 2002 and generated approximately $100,000 in total legal fees payable by Merrill Lynch.

A current director who was a director between 1984 and 1988 is named as one of the defendants in a 1991 consolidated shareholder derivative action in the Supreme Court of New York, New York County. Unspecified damages are sought in connection with transactions between Merrill Lynch and Guarantee Security Life Insurance Company.

The current directors are named as defendants in two shareholder derivative actions alleging breaches of fiduciary duty in failing to establish proper research controls and/or in failing to establish procedures sufficient to prevent alleged Enron-related violations of law by Merrill Lynch. The actions, which are pending in the Southern District of New York and in the Supreme Court of the State of New York, seek damages in an unspecified amount and other relief. Defendants have moved or will move to dismiss these actions.

Performance Graph

The following performance graph compares the performance of our common stock for the last five years to that of the S&P 500 Index, the S&P Financial Index and a Peer Group. The Peer Group is based on the common stock of the following companies: A.G. Edwards, Inc., The Bear Stearns Companies Inc., The Charles Schwab Corporation, Citigroup Inc., The Goldman Sachs Group, Inc.,* J.P. Morgan Chase & Co., Lehman Brothers Holdings Inc. and Morgan Stanley. The graph assumes that the value of the investment in our common stock and of each of the three named indices was $100 at December 26, 1997 and that all dividends were reinvested. Points on the graph represent the performance as of the last Friday in December of the specified year, the day of Merrill Lynch’s fiscal year-end. Stock price performance shown on the graph is not necessarily indicative of future price performance.

	1997	1998	1999	2000	2001	2002

Merrill Lynch	100	107	126	209	163	120
S&P 500 Index	100	129	156	141	127	97
S&P Financial Index	100	117	121	152	139	117
Peer Group	100	130	191	221	197	145

*	The Goldman Sachs Group, Inc. (which first issued publicly traded stock on May 4, 1999) is included in the Peer Group for 2000, 2001 and 2002.

Information Regarding Shareholder Proposals for the 2004 Annual Meeting

If you wish to submit a shareholder proposal to be included in the proxy materials for our 2004 Annual Meeting, you should submit your proposal in writing to our Corporate Secretary at our offices located at 222 Broadway, 17th Floor, New York, New York 10038-2510, no later than Monday, November 17, 2003.

If you wish to submit a proposal or a matter for consideration at our 2004 Annual Meeting but you do not meet the deadline for inclusion in the proxy materials, our By-Laws require that your proposal must be received by the Corporate Secretary at least 50 days before the date of the 2004 Annual Meeting. As a general matter, we hold our Annual Meeting of Shareholders during the third or fourth week of April. Your proposal also must comply with certain information requirements set forth in the Company’s By-Laws. You may obtain a copy of our By-Laws from the Corporate Secretary. The By-Laws are filed as an exhibit to the Company’s 2002 Form 10-K and may be found on our website at www.ml.com. These requirements apply to any matter that a shareholder wishes to raise at the Annual Meeting other than pursuant to the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934. The deadline for receiving proposals for consideration at the 2003 Annual Meeting was March 9, 2003.

If you wish to submit director nominees for consideration by the Nominating and Corporate Governance Committee for the 2004 Annual Meeting of Shareholders, you may write to the Corporate Secretary at our offices located at 222 Broadway, 17th Floor, New York, New York 10038-2510.

Under our Certificate of Incorporation, if you intend to nominate a director at our 2004 Annual Meeting, you must deliver notice of the nomination to the Corporate Secretary at least 50 days but no more than 75 days before the meeting.

Other Business

The only business to come before the Annual Meeting of which the management is aware is set forth in this Proxy Statement, except that management has been informed by two shareholders that each of them may submit a proposal at the Annual Meeting. One proposal relates to the establishment of policies preventing Merrill Lynch employees from using Company resources for purposes other than Company business. This proposal was previously submitted by the shareholder for inclusion in this Proxy Statement and was omitted from this Proxy Statement pursuant to Rule 14a-8 under the Exchange Act. The other proposal relates to the Company’s involvement in underwriting and distributing bonds of Conseco, Inc. If either of these proposals is properly brought before the Annual Meeting by the respective shareholder, the designated proxy holders intend to use their discretionary authority to vote against such proposals.

If any other business should come before the meeting, the proxy holders named in the accompanying form of proxy have discretionary authority to vote your shares with respect to such matters in accordance with their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the U.S. Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC. Such directors, executive officers and 10% shareholders are also required to furnish us with copies of all Section 16(a) reports they file.

Based on a review of the copies of such reports we received, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and 10% shareholders were complied with during 2002.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by Merrill Lynch under the U.S. Securities Act of 1933 or the U.S. Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Audit Committee Report”, “Management Development and Compensation Committee Report on Executive Compensation” (to the extent permitted by the rules of the SEC) and “Performance Graph”, as well as the exhibits to this Proxy Statement, will not be deemed incorporated, unless specifically provided otherwise in such filing.

EXHIBIT A

MERRILL LYNCH & CO., INC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

I.	Purpose

The Audit Committee (the “Committee”) shall be appointed by the Board of Directors (the “Board” or “Board of Directors”) of Merrill Lynch & Co., Inc. (together with its affiliates, the “Corporation”) to:

	•	Assist the Board in fulfilling its oversight responsibility relating to the:

		A.	Preparation and integrity of the Corporation’s financial statements and oversight of related disclosure matters;

		B.	Qualifications, independence and performance of, and the Corporation’s relationship with, the independent auditor;

		C.	Performance of the Corporation’s internal audit function; and

		D.	Performance of the Corporation’s risk management function; and

		E.	The Corporation’s compliance with legal and regulatory requirements.

	•	Provide the report required by the rules of the Securities Exchange Commission (the “Commission”) to be included in the Corporation’s annual proxy statement.

II.	Membership

The Committee’s membership shall be determined by the Board of Directors on the recommendation of the Nominating and Corporate Governance Committee and shall consist of at least three (3) Board members. The Committee members shall meet the requirements for independence, experience and expertise set forth in the applicable laws and the regulations of the Commission and the New York Stock Exchange. In that regard, the Committee shall endeavor to have at least one member who either meets the Commission’s definition of “audit committee financial expert” or who, in the business judgment of the Board, is capable of serving the functions expected of such financial expert. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, shall appoint the Chair of the Committee.

Service on the Committee requires a significant time commitment from its members. In determining whether a committee member is able to meet the significant time commitment, the Board will take into consideration the other obligations of such member, including full-time employment, service on other boards of directors and audit committees.

III.	Meetings and Reports

The Committee shall meet as frequently as it determines, but not less frequently than six times per year. The Chair of the Committee, or any two members of the Committee, may call meetings of the Committee. Meetings of the Committee may be held telephonically.

The Chair shall preside at all sessions of the Committee at which he or she is present and shall set the agendas for Committee meetings. All members of the Board of Directors are free to suggest items for inclusion in the agenda for the Committee’s meetings. The agenda and information concerning the business to be conducted at each Committee meeting shall, to the extent practical, be communicated to the members of the Committee sufficiently in advance of each meeting to permit meaningful review.

The Committee shall meet periodically in separate private sessions with management, the internal auditors, the independent auditor and the General Counsel. The Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any member of, or advisers to, the Committee.

The Committee shall report regularly to the Board with respect to such matters that are within the Committee’s responsibilities and with respect to such recommendations as the Committee may deem appropriate. The report to the Board may take the form of an oral report by the Chair or by any other member designated by the Committee to make such report. The Committee shall maintain minutes or other records of meetings and activities of the Committee.

The Committee shall provide the report of the Committee to be contained in the Corporation’s annual proxy statement, as required by the rules of the Commission.

IV.	Authority

The Committee shall perform the following functions and may carry out additional functions and adopt additional policies and procedures in furtherance of the purpose of the Committee outlined in Section I of this Charter, as may be appropriate in light of changing business, legislative, regulatory, or other conditions, or as may be delegated to the Committee by the Board of Directors from time to time.

	A.	Financial Statements and Disclosure Matters

		1.	The Committee shall review and discuss with management and the independent auditor the Corporation’s annual audited and quarterly consolidated financial statements, including the disclosures contained in the Corporation’s Annual Report on Form 10-K (“Form 10-K”) and its Quarterly Reports on Form 10-Q (“Form 10-Q”), under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” After review of the annual audited consolidated financial statements and the reports and discussions required by Sections A. 7. and B. 5. of this Charter, the Committee shall determine whether to recommend to the Board of Directors that such financial statements be included in the Corporation’s Form 10-K.

		2.	The Committee shall be advised of (i) the execution by the Corporation’s Chief Executive Officer and Chief Financial Officer of the certifications required to accompany the filing of the Form 10-K and the Forms 10-Q, and (ii) any other information required to be disclosed to it in connection with the filing of such certifications.

	3.	The Committee shall discuss with management and the independent auditor any significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements, including any significant changes in the Corporation’s selection or application of accounting principles, any major issues as to the adequacy and clarity of the Corporation’s disclosure procedures and internal controls and any special steps adopted in light of material control deficiencies.

	4.	The Committee shall review and discuss the quarterly reports from the independent auditor on:

(a) All critical accounting policies and practices to be used.

(b) All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment recommended by the independent auditor.

(c) Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

	5.	The Committee shall discuss with management the Corporation’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, and financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be conducted generally (i.e., by discussing the types of information to be disclosed and the types of presentations to be made). The Committee may delegate responsibility for the review of the quarterly earnings press release to a member of the Committee.

	6.	The Committee shall discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Corporation’s financial statements.

	7.	The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

B.	Oversight of the Corporation’s Relationship with the Independent Auditor

	1.	The Committee shall have the sole authority to appoint or replace the independent auditor. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purposes of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

	2.	The Committee shall review and approve in advance the annual plan and scope of work of the independent auditor, including staffing of the audit, and shall review with the independent auditor any audit-related concerns and management’s response.

	3.	The Committee shall pre-approve all auditing services and all permitted non-audit services (including the fees and terms thereof) to be performed for the Corporation by the independent auditor, to the extent required by law, according to established procedures. The Committee may delegate to one or more Committee members, the authority to grant pre-approvals for audit and permitted non-audit services to be performed for the Corporation by the independent auditor, provided that decisions of such members to grant pre-approvals shall be presented to the full Committee at its next regularly scheduled meeting.

	4.	The Committee shall review and evaluate the experience, qualifications and performance of the senior members of the independent auditor team on an annual basis. As part of such evaluation, the Committee shall review with the lead audit partner whether any of the audit team members receive any discretionary compensation from the audit firm with respect to procurement or performance of any services, other than audit, review or attest services, by the independent auditor.

5.	The Committee shall obtain and review a report from the independent auditor at least annually addressing (i) the independent auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, (iii) any steps taken to deal with any such issues, and (iv) all relationships between the independent auditor and the Corporation (in order to assess if the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and the internal auditors.)

	6.	The Committee shall ensure the rotation of members of the audit engagement team, as required by law and will require that the independent auditor provide a plan for the orderly transition of audit engagement team members. The Committee shall also consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

	7.	The Committee shall pre-approve the Corporation’s policies for the hiring by the Corporation of employees or former employees of the independent auditor who participated in any capacity in the audit of the Corporation.

C.	Oversight of the Corporation’s Internal Audit Function

	1.	The Committee shall review and discuss with the independent auditor the annual audit plan of the Corporate Audit Department, including responsibilities, budget and staffing, and, if appropriate, shall recommend changes.

	2.	The Committee shall review, as appropriate, the results of internal audits and shall discuss related significant internal control matters with the Corporate Audit Department and with the Corporation’s management, including significant reports to management prepared by the Corporate Audit Department and management’s responses.

		3.	The Committee shall review the adequacy of the Corporation’s internal controls with the Corporate Audit Department and the independent auditor. In that regard, the Committee shall participate in the appointment and performance evaluation of the Corporation’s Director of Internal Audit. The Committee shall also review the adequacy of resources to support the internal audit function, and, if appropriate, recommend changes.

	D.		Oversight of the Corporation’s Risk Management Function

		1.	The Committee shall oversee the Corporation’s risk management function and shall discuss with management the major financial, legal and reputational risk exposures of the Corporation and the steps management has taken to monitor and control such exposures, including the Corporation’s risk assessment and risk management policies.

	E.		Oversight of the Corporation’s Compliance Function

		1.	The Committee shall monitor the Corporation’s compliance function, including compliance with the Corporation’s policies, and shall review with the Corporation’s General Counsel and Director of Corporate Audit the adequacy and effectiveness of the Corporation’s procedures to ensure compliance with legal and regulatory requirements.

		2.	The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

		3.	The Committee shall discuss with management, the Corporation’s General Counsel and the independent auditor any correspondence with regulators or governmental agencies and any published reports, which raise material issues regarding the Corporation’s financial statements or accounting policies.

		4.	The Committee shall discuss with the Corporation’s General Counsel legal matters that may have a material impact on the financial statements or the Corporation’s compliance policies.

V.	Clarification of Committee’s Role

The Committee’s role is one of oversight. It is the responsibility of the Corporation’s management to plan and conduct audits and to prepare consolidated financial statements in accordance with generally accepted accounting principles, and it is the responsibility of the Corporation’s independent auditor to audit those financial statements. Therefore, each member of the Committee, in exercising his or her business judgment, shall be entitled to rely on the integrity of those persons and organizations within and outside the Corporation from whom he or she receives information, and on the accuracy of the financial and other information provided to the Committee by such persons or organizations. The Committee does not provide any expert or other special assurance as to the Corporation’s financial statements or any expert or professional certification as to the work of the Corporation’s independent auditor.

VI.     Access to Management; Retention of Outside Advisers

            A.     Access to Management

The Committee shall have full, free and unrestricted access to the Corporation’s senior management and employees, and to the Corporation’s internal and independent auditors.

            B.     Access to Outside Advisers

The Committee has the authority to retain legal counsel, consultants, or other outside advisers, with respect to any issue or to assist it in fulfilling its responsibilities, without consulting or obtaining the approval of any officer of the Corporation.
The Corporation shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor and to any advisers retained by the Committee.

VII.     Annual Evaluation; Charter Review

            A.      Annual Self-Evaluation

The Committee shall perform an annual review and self-evaluation of the Committee’s performance, including a review of the Committee’s compliance with this Charter. The Committee shall conduct such evaluation and review in such manner as it deems appropriate and report the results of the evaluation to the entire Board of Directors.

            B.      Charter Review

The Committee shall review and assess the adequacy of this Charter on an annual basis, and, if appropriate, shall recommend changes to the Board of Directors for approval.

EXHIBIT B

MERRILL LYNCH & CO., INC.

CORPORATE GOVERNANCE GUIDELINES

Throughout Merrill Lynch’s history, the Board of Directors (“Board” or “Board of Directors”) of Merrill Lynch & Co., Inc., (the “Corporation”) has adhered to “best practices” in corporate governance in fulfillment of its responsibilities to the shareholders. The Board of Directors has formally adopted these practices as its Corporate Governance Guidelines in furtherance of the Corporation’s commitment to good corporate governance.

1.	Director Qualifications and Board Composition

        A.     Independence. The Board of Directors will consist of a majority of non-employee directors who meet the criteria for independence contained in the rules of the New York Stock Exchange (“NYSE”) and any other applicable regulations. The Board will monitor its compliance with the regulations related to director independence on an ongoing basis. Each independent director shall notify the Chairman of the Nominating and Corporate Governance Committee, as soon as practicable, in the event that his or her circumstances change in a manner that may affect the Board’s evaluation of his or her independence.

        B.     Director Qualifications. The Nominating and Corporate Governance Committee has established Board Candidate Guidelines that set forth criteria that are considered in evaluating the candidacy of an individual as a member of the Board. The Board Candidate Guidelines are attached to these Corporate Governance Guidelines as Exhibit A. The Nominating and Corporate Governance Committee will periodically review the Board Candidate Guidelines and modify them as appropriate. The Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending to the Board candidates for membership on the Board of Directors. Final approval of any candidate shall be determined by the full Board of Directors.

        C.     Board Size. The size of the Board of Directors is determined to achieve an effective working group that may vary in number from time to time depending upon the needs of the Corporation. The Nominating and Corporate Governance Committee will assess the size of the Board of Directors from time to time to determine whether its size continues to be appropriate.

        D.     Retirement. It is the policy of the Corporation that a non-employee director shall not serve as a director beyond the Annual Meeting of Shareholders held in the calendar year next following such director’s seventy-second birthday. Under the Corporation’s current policy, directors, who are also employees of the Corporation, retire from the Board at the same time as they retire as an employee of the Corporation or its affiliate.

        E.     Term Limits. The Board of Directors does not believe it is advisable to establish term limits for its members as such limits may deprive the Corporation and its shareholders of the contribution of directors who have been able to develop, over time, valuable insights into the Corporation, its operations and future. As part of its responsibilities, the Nominating and Corporate Governance Committee will consider each director’s continuation on the Board at the expiration of his or her term and before that director is considered for re-election.

       F.     Change in Director’s Present Job Responsibilities. It is the position of the Board of Directors that a change in a non-employee director’s employment or occupation should not automatically lead to such director’s resignation from the Board of Directors. In such an event, the Nominating and Corporate Governance Committee will review the appropriateness of such a director’s continued service on the Board of Directors in light of his or her changed responsibilities, association or circumstances.

2.     Director Responsibilities

       A.     Board’s Role. The business and affairs of the Corporation are managed under the direction of the Board, which represents and is accountable to the shareholders of the Corporation. The basic responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be the best interest of the Corporation and its shareholders. In discharging that obligation, directors, in exercising their business judgment, are entitled to rely on the Corporation’s management and outside advisors and auditors. The Corporation has purchased and seeks to maintain reasonable directors’ and officers’ liability insurance on their behalf. In addition, the directors receive the benefits of indemnification to the fullest extent permitted by Delaware law.

       B.     Board Meetings. The Board of Directors currently holds regularly scheduled meetings and calls for special meetings as necessary. All meetings of the Board may be held telephonically. Directors are expected to attend all Board meetings and meetings of the Committees of the Board on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their duties. It is understood that, on occasion, a director may not be able to attend a meeting.

       C.     Agendas. The Chairman of the Board will establish the agenda for Board meetings. While the agenda is planned carefully, it is flexible enough so that unexpected developments can be discussed at Board meetings. Any director may request that an item be included on the agenda. Throughout each year, the Board of Directors reviews the Corporation’s short-term and long-term strategic and operating plans and related business plans of each principal business group. The Board of Directors also reviews the annual capital budget for the Corporation.

       D.     Advance Materials. Information and data that are important to the Board’s understanding of the business to be conducted at a Board or committee meeting are, to the extent practical, distributed to the directors sufficiently in advance of the meeting and directors should review these materials prior to the meeting. The Board acknowledges that certain materials are of an extremely sensitive nature and that distribution of materials on these matters prior to Board meetings may not be appropriate.

       E.     Executive Sessions. The non-employee directors will meet without employee directors at regularly scheduled executive sessions at least quarterly and at such other times as the directors deem appropriate. Executive sessions are attended only by non-employee directors and are led by a director who serves as the Chair of a Board Committee that is composed entirely of independent directors, pursuant to a rotating schedule.

       F.     Stock Ownership By Directors. Members of the Board of Directors are required to own stock, stock units or other equity-linked instruments of the Corporation and a significant part of their compensation for services as a director is payable in these instruments.

      G.     Confidentiality. Except as required by law, no director shall disclose any material non-public information concerning the Corporation. In the event that a director inadvertently discloses information that may be material and non-public, he or she should immediately so advise the General Counsel.

3.     Board Committees

       A.     Committees. The Board currently has five standing Committees of the Board of Directors: (i) Audit Committee, (ii) Management Development and Compensation Committee, (iii) Nominating and Corporate Governance Committee, (iv) Finance Committee and (v) Public Policy and Responsibility Committee. The Board may also establish other committees or disband existing ones, as it deems appropriate consistent with applicable laws, regulations and the Corporation’s By-Laws. Each of the independent Committees of the Board shall have the authority and responsibilities delineated in the Corporation’s By-Laws, the resolutions creating them and any applicable charter.

       B.     Appointment. The Board, upon recommendation of the Nominating and Corporate Governance Committee, appoints committee members. All of the members of the Audit, Management Development and Compensation and Nominating and Corporate Governance Committees will be independent directors consistent with the criteria set forth in their charters and as required by the NYSE and applicable laws and regulations. While not required by law or regulation, the Finance Committee and Public Policy and Responsibility Committee shall also consist of independent directors.

             The Nominating and Corporate Governance Committee may change committee assignments periodically, and considers committee rotation with a view toward balancing the benefits of continuity against the benefits of diverse experiences and viewpoints of different directors.

       C.     Meeting Schedules. The Committee Chair, in consultation with management, will schedule regular Committee meetings. Special Committee meetings may be called as needed. The length of Committee meetings will depend upon matters under consideration. All meetings of the Board may be held telephonically.

       D.     Committee Agendas. The Committee Chair, in consultation with appropriate officers of the Corporation, will develop the agenda for Committee meetings. Any Committee member may request that an item be included on the agenda.

       E.     Charters. The Board has adopted charters setting forth the purposes, authority and duties of each of the Audit Committee, the Finance Committee, the Nominating and Corporate Governance Committee, the Management Development and Compensation Committee, the Public Policy and Responsibility Committee and any other committee that the Board deems appropriate. The Nominating and Corporate Governance Committee will periodically review the charters of each of these committees and propose modifications to the applicable Committee for consideration as appropriate.

4.     Access to Outside Advisors

       The Board and its Committees may retain counsel or consultants with respect to any issue without consulting or obtaining the approval of any officer of the Corporation in advance. Further, as set forth in their respective charters:

(i)	The Nominating and Corporate Governance Committee has sole authority to retain and terminate any search firm to be used to identify director candidates.

(ii)	The Management Development and Compensation Committee has sole authority to retain and terminate compensation consultants used to advise it with respect to executive compensation.

(iii)	The Audit Committee has sole authority to retain and terminate independent auditors.

5.     Access to Management and Employees

       A.     Access to Management and Employees. Directors have full and unrestricted access to the management and employees of the Corporation. In addition, at the request of the Chairman, members of senior management may be invited to attend meetings of the Board of Directors from time to time, to present information about the business and operations of the business within their areas of responsibility.

       B.     Internal Reporting. The Board has established procedures for the submission and confidential treatment of complaints and concerns of employees regarding accounting and auditing matters and alleged violations of the Corporation’s “Guidelines for Business Conduct: The Merrill Lynch Code of Ethics for Directors, Officers and Employees” (the “Guidelines for Business Conduct”).

       C.     Whistleblower Protection. As set forth in the Corporation’s Guidelines for Business Conduct, any employee who, in good faith, reports a violation or possible violation of the Guidelines for Business Conduct or the underlying corporate policy is protected against retaliatory behavior. Merrill Lynch is not permitted to fire, demote, suspend, harass or discriminate against any employee who lawfully provides information to, or otherwise assists or participates in, any investigation or proceeding by a U.S. regulatory or law enforcement agency, any member of the U.S. Congress or a Congressional committee or the employee’s manager, relating to what the employee reasonably believes is a violation of the securities laws or an act of fraud. No Merrill Lynch person is permitted to take any such retaliatory action.

6.     Director Compensation

      The compensation of directors is reviewed periodically by the Nominating and Corporate Governance Committee. In this regard, the Committee may request that management report to the Committee periodically on the status of the Board’s compensation in relation to the Corporation’s competitors and other similarly situated companies.

      Any change to director compensation must be recommended by the Nominating and Corporate Governance Committee for approval by the full Board of Directors.

7.	Director Orientation and Education

      All new directors must be provided with these Corporate Governance Guidelines and must participate in the Corporation’s orientation initiatives as soon as practicable after the meeting at which they are elected. The initiatives will include presentations by senior management and outside advisors as appropriate to familiarize new directors with the Corporation’s business, its strategic plans, its significant financial, accounting and risk management issues and its compliance programs, as well as their fiduciary duties and responsibilities as directors. All other directors are also invited to attend any orientation initiatives.

      The Board of Directors will periodically receive presentations at Board meetings relating to the Corporation’s business and operations, its compliance programs and any significant financial, accounting, litigation and risk management issues as well as any other matters of significance to the Board of Directors. Additionally, directors will be offered the opportunity (but will not be required) to participate in director education programs and director institutes offered by third parties.

8.	Performance Evaluation and Succession Planning

        A.     Performance Evaluation. The Management Development and Compensation Committee and the Board of Directors, with input from the CEO, set annual performance goals for the CEO. Each year the Management Development and Compensation Committee and the independent members of the Board assess the performance of the CEO against these performance goals and set the Chief Executive Officer’s compensation based on this evaluation.

        B.     Succession Planning. The Board of Directors is responsible for the succession planning for the position of CEO, with the assistance of the Management Development and Compensation Committee. The Management Development and Compensation Committee reviews plans for succession with input from the CEO. The Management Development and Compensation Committee is provided with an annual report on succession planning and any development recommendations for key individuals.

        C.     Chairman and CEO Positions. The offices of Chairman of the Board and Chief Executive have been at times combined and at times separated. The Board of Directors has exercised discretion in combining or separating the positions, as it has deemed appropriate in light of prevailing circumstances. The Board of Directors believes that the combination or separation of these offices should continue to be considered as part of the succession planning process. The Board further believes that it is in the best interests of the Corporation for the Board of Directors to make a determination as to the combination or separation of the offices of Chairman of the Board and Chief Executive Officer when it elects a new Chief Executive Officer.

9.	Annual Evaluations

        A.     Board Self-Evaluation. The Nominating and Corporate Governance Committee of the Board will lead the Board in an annual self-evaluation process to determine whether the Board and its committees are functioning effectively. The Nominating and Corporate Governance Committee is responsible for receiving comments from the Board, reviewing them and reporting annually to the Board an assessment of the Board’s performance. The Board will discuss the evaluation report annually. The assessment will focus on the Board’s contribution to the Corporation and emphasize those areas in which the Board believes a better contribution could be made. The Nominating and Corporate Governance Committee will establish the criteria to be used in such evaluations.

         B.     Review of Board’s Core Competencies and Composition. The Nominating and Corporate Governance Committee is also responsible for reviewing with the Board, on an annual basis, the skills and characteristics of the Board of Directors and the composition of the Board as a whole. This assessment should include an analysis of the Board’s core competencies, including understanding of the financial industry, financial expertise, integrity, wisdom, judgment, commitment to excellence, business experience and acumen, skills, diverse perspectives and availability. As a result of this assessment, the Nominating and Corporate Governance Committee will determine whether the Board is lacking any of the core competencies deemed essential to its effectiveness and whether consideration should be given to any change in the Board’s membership.

         C.     Committee Self-Evaluation. Each of the Audit Committee, the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee will perform an annual review of such Committee’s performance, including a review of the Committee’s compliance with its respective Charter. Each such Committee shall conduct such evaluation and review in such manner as it deems appropriate and report the results of the evaluation to the entire Board of Directors.

10.	Guidelines for Business Conduct

      The Board of Directors has updated the Guidelines for Business Conduct and has adopted them as its Code of Ethics for Directors, Officers and Employees, as required by the listing requirements of the NYSE and applicable laws. The Nominating and Corporate Governance Committee will periodically review the Guidelines for Business Conduct and propose modifications to the Board of Directors for consideration as appropriate.

11.	Revisions to these Corporate Governance Guidelines

      The Nominating and Corporate Governance Committee will review these Corporate Governance Guidelines periodically and will recommend to the Board such revisions, as it deems necessary or appropriate for the Board to discharge its responsibilities more effectively.

Exhibit A

MERRILL LYNCH & CO., INC.

BOARD OF DIRECTORS

BOARD CANDIDATE GUIDELINES

The Board of Directors should be composed of individuals who have demonstrated notable or significant achievements in business, education, or public service. In addition, the director candidate should possess the requisite intelligence, education and experience to make a significant contribution to the membership of the Board of Directors and bring a range of skills, diverse perspectives and backgrounds to the deliberations of the Board of Directors. Importantly, the director candidate must have the highest ethical standards, strong sense of professionalism and dedication to serving the interests of all the shareholders and be able to make himself or herself available to the Board of Directors in the fulfillment of his or her duties. For those director candidates who are also employees of the Corporation, he or she should be members of the executive management of the Corporation who have or are in the position to have a broad base of information about the Corporation and its business.

The overall ability and experience of the individual should determine his or her suitability. However, the following attributes and qualifications should be considered in evaluating the candidacy of an individual as a director for the Board of Directors:

Management and Leadership Experience — The Board candidate must have extensive experience in business, education or public service.

The experience of candidates from the different fields of business, education, or public service should be measured as follows:

Candidates from the Field of Business. The Board candidate is or has been the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of, or holds or has held a senior managerial position in, a major public corporation, recognized privately held entity or recognized money or investment management firm.

Candidates from the Field of Education. The Board candidate holds or has held either a significant position at a prominent educational institution comparable to the position of university or college president and/or dean of a school within the university or college or a senior faculty position in an area of study important or relevant to the Corporation.

Candidates from the Field of Public Service. The Board candidate has held one or more elected or appointed senior positions in the U.S. federal government or agency, any U.S. state government or agency or any non-U.S. governmental entity or holds or has held one or more elected or appointed senior positions in a highly visible nonprofit organization.

Skilled and Diverse Background — The Board candidate must bring a desired range of skills, diverse perspectives and experience to the Board.

The following attributes should be considered in assessing the contribution that the Board candidate would make as a member of the Board of Directors.

Financial Literacy. Board candidates having a sufficient understanding of financial reporting and internal control principles or financial management experience bring desirable knowledge and skills to the Board.

International Experience. International experience is a significant positive characteristic in a Board candidate’s profile. Having an understanding of the language and culture of non-English speaking countries will also be considered beneficial.

Knowledge of the Duties of Director. The Board candidate’s aptitude and/or experience to understand fully the legal responsibilities of a director and governance processes of a public company is an essential factor.

No Interlocking Directorships. The Board candidate should not have any prohibitive interlocking relationships.

Integrity and Professionalism — The Board candidate must have the highest ethical standards, a strong sense of professionalism and be prepared to serve the interests of all the stockholders.

Personal Experience. The Board candidate should be of the highest moral and ethical character. The candidate must exhibit independence, objectivity and willingness to serve as a representative of the Corporation’s stockholders. He or she should have a personal commitment to the Corporation’s Principles of Client Focus, Respect for the Individual, Teamwork, Responsible Citizenship and Integrity.

Individual Characteristics. The Board candidate should have the personal qualities to be able to make a substantial active contribution to Board deliberations. These qualities include intelligence, self-assuredness, high ethical standards, inter-personal skills, independence, courage, a willingness to ask difficult questions, communication skills and commitment. In considering candidates for Board membership, the diversity of the communities in which the Corporation conducts its business should be considered in looking at the composition of the Board.

Availability. The Board candidate must be willing to commit, as well as have, sufficient time available to discharge the duties of Board membership. The Board candidate should satisfy the Board’s age election guidelines provided for in the policies of the Corporation and ideally have sufficient years available for service to make a significant contribution over time to the Corporation.

Compatibility. The Board candidate should be able to develop a good working relationship with other Board members and contribute to the Board’s working relationship with the senior management of the Corporation.

EXHIBIT C

MERRILL LYNCH & CO., INC.

EMPLOYEE STOCK COMPENSATION PLAN

          ARTICLE I — GENERAL.

          Section 1.1     Purpose.

        The purposes of the Merrill Lynch & Co., Inc. Employee Stock Compensation Plan (the “Plan”) are: (a) to deliver a portion of annual year-end bonuses in stock, in lieu of cash, to key employees of Merrill Lynch & Co., Inc., a Delaware corporation (“ML & Co.”), its subsidiaries and affiliates; (b) to attract, retain and motivate key employees of outstanding competence and ability who are capable of having a significant impact on the performance of ML & Co.; (c) to encourage long-term stock ownership by employees; and (d) to align the interests of those employees with those of the stockholders of ML & Co.

          Section 1.2     Definitions.

        For the purpose of the Plan, the following terms shall have the meanings indicated:

        (a)     “affiliate” shall mean a corporation or other entity controlled by, controlling or under common control with ML & Co. and designated by the Committee from time to time as such.

        (b)     “Board of Directors” or “Board” shall mean the Board of Directors of ML & Co.

        (c)     “Code” shall mean the Internal Revenue Code of 1986, as amended, including any successor law thereto.

        (d)     “Company” shall mean ML & Co. and any corporation, partnership, or other entity of which ML & Co. owns or controls, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests. For purposes of the Plan, the terms “ML & Co.” and “Company” shall include any successor thereto.

        (e)     “Committee” shall mean the Management Development and Compensation Committee of the Board of Directors, or its functional successor or any other Board committee that has been designated by the Board of Directors to administer the Plan.

        (f)     “Common Stock” shall mean the Common Stock, par value $1.33 1/3 per share, of ML & Co. and a “share of Common Stock” shall mean one share of Common Stock.

        (g)     “Fair Market Value” shall mean, for any given date, except as otherwise provided by the Committee, as of any given date, the average of the highest and lowest per-share sales prices for the Shares during normal business hours on the New York Stock Exchange or if the Shares were not traded on the New York Stock Exchange on such date, then on the next preceding date on which the Shares were traded, all as reported by such source as the Committee may select.

        (h)     “Grant Document” shall mean a written document that sets forth the terms and conditions of an award of Restricted Shares, Restricted Units, Stock Options or Stock Appreciation Rights granted under the Plan.

         (i)     “Participant” shall mean any employee who has met the eligibility requirements set forth in Section 1.5 hereof as of the time of grant and to whom a grant has been made and is outstanding under the Plan.

         (j)     “Restricted Period” shall mean, in relation to Restricted Shares or Restricted Units or shares received upon the exercise of Stock Options, the period determined by the Committee, during which restrictions on the transferability of such Restricted Shares or Restricted Units or shares received upon the exercise of Stock Options are in effect.

         (k)     “Restricted Share” shall mean a share of Common Stock, granted to a Participant pursuant to Article II that is subject to the restrictions set forth in Section 2.2 hereof.

         (l)     “Restricted Unit” shall mean a right, granted to a Participant pursuant to Section 2.3 of Article II, to receive either: (1) an amount in cash equal to the Fair Market Value of one share of Common Stock, or (2) one share of Common Stock, as provided by the Committee at the time of grant.

         (m)     “Stock Appreciation Right” shall mean a right, granted to a Participant pursuant to Article IV hereof to receive upon exercise of such right before a specified date, to receive, in cash or shares of Common Stock (or a combination thereof) as determined by the Committee, an amount equal to the increase in Fair Market Value, of a specified number of shares of Common Stock over a specified exercise price per share.

         (n)     “Stock Option” shall mean a right, granted to a Participant pursuant to Article III to purchase on exercise of the Stock Option, before a specified date and at a specified exercise price per share, a specified number of shares of Common Stock.

         (o)     “Termination of Employment” shall mean the termination of the participant’s employment with the Company and any of its Subsidiaries or Affiliates other than in connection with Retirement or Disability. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its subsidiaries and affiliates shall not be considered Terminations of Employment.

         (p)     “Vesting Period” shall mean, in relation to Restricted Shares, Restricted Units, Stock Options, or Stock Appreciation Rights, any period determined by the Committee during which such Restricted Shares, Restricted Units, Stock Options or Stock Appreciation Rights may expire or be forfeited if the Participant terminates employment or if other circumstances specified by the Committee arise. The Vesting Period for Restricted Shares or Restricted Units granted as part of a year-end stock bonus may not be less than three years from the date of grant, provided that, the Committee may determine that year-end grants may vest in substantially equal installments over three years, with the final installment vesting no earlier than the third anniversary of the date of grant.

          Section 1.3     Administration.

         (a)     The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to: (i) subject to Section 1.5 hereof, select Participants after receiving the recommendations of the management of the Company; (ii) determine the number of shares of Common Stock subject to awards of Restricted Shares, Restricted Units, Stock Options or Stock Appreciation Rights; (iii) determine the time or times when grants of awards under the Plan are to be made or are to be effective; (iv) determine the terms and conditions subject to which grants of awards under the Plan may be made; (v) extend the term of any Stock Option (but in no event beyond ten years from the date of grant); (vi) determine that all or any portion of any Stock Option shall be canceled upon the Participant’s exercise of a tandem Stock Appreciation Rights; (vii) prescribe the form or forms of the Grant Documents or other instruments evidencing any grants made hereunder, including any provisions relating to a Change in Control; (viii) unless prohibited by a Grant Document, amend any outstanding award in any respect, whether or not the rights of the recipient of such award are adversely affected; (ix) adopt, amend, and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Plan; (x) construe and interpret the Plan and all rules, regulations, and instruments utilized thereunder; (xi) make all determinations deemed advisable or necessary for the administration of the Plan, and (xii) the extent not prohibited by applicable laws or the rules of the New York Stock Exchange applicable to ML & Co., to delegate any of its powers to the Company’s Head of Human Resources, or his or her functional successor, or such other officers as may be designated by the Committee. All determinations by the Committee shall be final and binding.

         (b)     The Committee may cancel any grant under the Plan and issue a new grant in substitution therefor upon such terms as the Committee may, in its sole discretion determine, not inconsistent with the terms of the Plan. Notwithstanding the foregoing, or any other provision of the Plan, in no event shall a Stock Option or Stock Appreciation Right be granted in substitution for a previously granted Stock Option or Stock Appreciation Right being canceled or surrendered as a condition of receiving a new grant, if the new grant would have a lower exercise price than the grant that it replaces nor shall the exercise price of a Stock Option or Stock Appreciation Right be reduced once the Stock Option or Stock Appreciation Right is granted. The foregoing is not intended to prevent equitable adjustment of grants in accordance with Article VI.

         (c)     The Committee shall act in accordance with the procedures established under ML & Co.’s Certificate of Incorporation and By-Laws, and the Committee’s Charter and under any resolution of the Board.

          Section 1.4     Shares Subject to the Plan.

         (a)     The total number of shares of Common Stock that may be issued under the Plan shall be 75,000,000, subject to adjustment for changes in capitalization as provided in Article VI hereof. Shares of Common Stock distributed under the Plan may be authorized but unissued shares or shares that shall have been or may be acquired by ML & Co. in the open market, in private transactions or otherwise. No participant may be granted Stock Options and Stock Appreciation Rights covering in excess of 1 million shares of Common Stock in any fiscal year of the Company.

         (b)     In calculating the number of shares of Common Stock remaining available for grants of awards under the Plan, the following rules shall apply:

(i)	the number of shares of Common Stock remaining for issuance shall be reduced by the number of outstanding Restricted Shares or shares reserved for issuance for outstanding Restricted Units, Stock Options or Stock Appreciation Rights that are payable in shares.

(ii)	the number of shares of Common Stock remaining for issuance shall be increased by the number of shares withheld or tendered (by actual delivery or attestation) to pay the exercise price of a Stock Option and by the number of shares withheld from any grant of

Restricted Shares or Restricted Units, Stock Option or Stock Appreciation Rights to satisfy tax withholding obligations.

(iii)	the number of shares of Common Stock remaining for issuance shall be increased by (A) the number of shares remaining available under the Merrill Lynch & Co., Inc. Long-Term Incentive Compensation Plan for Managers and Producers and/or (B) the number of shares remaining available under the Merrill Lynch & Co., Inc. Equity Capital Appreciation Plan, in each case on the date that the Committee shall determine to make no further year-end awards in lieu of cash compensation under such plans;

(iv)	the number of shares of Common Stock remaining for issuance shall be increased by the number of shares that have been granted as Restricted Shares or that have been reserved for distribution in satisfaction of any Restricted Units, Stock Options or Stock Appreciation Rights and are later forfeited, or that expire or terminate or, for any other reason, are not payable or distributable under the Plan or the Long-Term Incentive Compensation Plan for Managers and Producers;

(v)	the number of shares of Common Stock remaining for issuance shall be increased by the number of shares that have been granted in respect of Restricted Units or Stock Appreciation Rights that are settled in cash under the Plan or the Long-Term Incentive Compensation Plan for Managers and Producers; and

(vi)	the number of shares of Common Stock remaining for issuance shall be increased by the number of shares repurchased by the Company with cash option proceeds from stock option exercises.

          Section 1.5     Eligibility and Participation.

         Participation in the Plan shall be limited to officers (other than executive officers as such term is defined in the Securities Exchange Act of 1934) and other salaried, key employees of the Company or an affiliate.

          ARTICLE II — RESTRICTED SHARES AND RESTRICTED UNITS.

          Section 2.1     Grants of Restricted Shares and Restricted Units.

        The Committee may select employees to become Participants (subject to the provisions of Section 1.5 hereof) and grant Restricted Shares or Restricted Units to such Participants at any time. Before making grants, the Committee may receive recommendations of the management of the Company that take into account such factors as level of responsibility, current and past performance, and performance potential.

        The grants of Restricted Shares and Restricted Units shall be in respect of such number of shares of Common Stock for such amounts and subject to such terms and conditions as the Committee may establish. Each grant to a Participant shall be evidenced by a Grant Document stating the number of shares of Common Stock subject to Restricted Shares or Restricted Units granted, the terms and conditions of such grant, and the consequences of forfeiture that will apply to such Restricted Shares or Restricted Units, and any other terms, conditions, or rights with respect to such grant as the Committee may determine.

     Section 2.2     Restricted Shares.

      At the time of grant of Restricted Shares, subject to the receipt by the Company of any applicable consideration for such Restricted Shares, one or more certificates representing the appropriate number of shares of Common Stock granted to a Participant shall be registered in his or her name, but shall be held by the Company for the account of the Participant. The Participant shall have all rights of a holder as to such shares of Common Stock, including the right to receive dividends, and to vote such Common Stock, subject to the following restrictions: (a) the Participant shall not be entitled to delivery of certificates representing such shares of Common Stock until the expiration of the Restricted Period; (b) except as otherwise provided in the Grant Document, none of the Restricted Shares may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restricted Period; and (c) except as otherwise provided in the Grant Document, all of the Restricted Shares shall be forfeited and all rights of the Participant to such Restricted Shares shall terminate without further obligation on the part of the Company if the Participant incurs a Termination of Employment prior to the end of the Vesting Period applicable to such Restricted Shares or does not fulfill all other requirements specified in the Grant Document. Any shares of Common Stock or other securities or property received with respect to such shares shall be subject to the same restrictions as such Restricted Shares.

     Section 2.3     Restricted Units.

     During the Vesting Period (or, if longer, the Restricted Period) for Restricted Units, upon the payment of a dividend on a share of Common Stock, a Participant may be paid, with respect to each such Restricted Unit, a cash amount (or, if the Committee so determines, may be granted additional Restricted Units having a value equal to the amount of such dividend payment based on the Fair Market Value of a share of Common Stock on the date of such additional grant), in the same manner, at the same time and in the same amount paid, as such dividend. Except as otherwise provided in the Grant Document or as may be determined by the Committee, the Restricted Units and all rights of the Participant to the Restricted Units shall be forfeited without further obligation on the part of the Company unless the Participant remains in the continuous employment of the Company for the entire Vesting Period applicable to such Restricted Units, except as provided in the Grant Document or Article V.

     Section 2.4     Adjustment with respect to Restricted Shares and Restricted Units.

     Any other provision of the Plan or a Grant Document to the contrary notwithstanding, the Committee may at any time, change or amend the terms and conditions of any outstanding grant of Restricted Shares or Restricted Units, if it determines that conditions, including but not limited to, changes in the economy, changes in competitive conditions, changes in laws or governmental regulations, changes in generally accepted accounting principles, changes in the Company’s accounting policies, acquisitions or dispositions by the Company, or the occurrence of other unusual, unforeseen or extraordinary events, so warrant, provided that, the Committee shall not be obligated to change all grants in the same manner or treat all Participants the same.

     Section 2.5     Payment of Restricted Shares and Restricted Units.

     (a)     Restricted Shares. At the end of the Vesting Period (or, if longer, the Restricted Period) applicable to the Participant’s Restricted Shares, all restrictions contained in the Grant Document or award of Restricted Shares and in the Plan shall lapse, and the appropriate number of shares of Common Stock (net of shares withheld at the end of the Vesting Period under Section 2.5(c)), shall be delivered to the Participant free of restrictions, in the form of stock certificates or credited to a brokerage account as the Participant so directs.

      (b)     Restricted Units. At the end of the Vesting Period (or, if longer, the Restricted Period) applicable to a Participant’s Restricted Units, there shall be paid to the Participant, either: (1) an amount in cash equal to the Fair Market Value of one share of Common Stock for each vested Restricted Unit measured on the last trading day of the Vesting Period (or, if longer, the Restricted Period), or (2) one share of Common Stock for each vested Restricted Unit, in each case, net of shares withheld by the Company pursuant to Section 2.5(c) and free of restrictions.

      For Restricted Units satisfied in shares of Common Stock, the appropriate number of shares shall be delivered to the Participant in the form of stock certificates or credited to a brokerage account as the Participant so directs.

      (c)     Payment of Taxes. In the event that an individual is subject to any tax on Restricted Shares or Restricted Units, the Company may permit the Participant to satisfy any federal, state, local or social security tax withholding requirements that occur by deducting from the number of whole shares of Common Stock otherwise deliverable, such number of shares as shall have a Fair Market Value, on the applicable date, equal to the tax required or permitted to be withheld by the Company.

          Section 2.6     Deferral of Payment.

        The Committee may, in its sole discretion, offer any Participant the right, by execution of a written agreement with ML & Co. containing such terms and conditions as the Committee shall in its sole discretion provide for, to extend the Vesting or Restricted Periods applicable to all or any portion of such Participant’s Restricted Shares or Restricted Units, to convert all or any portion of such Participant’s Restricted Shares into Restricted Units or to defer the receipt of all or any portion of the payment, if any, for such Participant’s Restricted Units (including any Restricted Shares converted into Restricted Units) pursuant to such guidelines as the Committee may establish from time to time. In the event that any Vesting Period with respect to Restricted Shares or Restricted Units is extended pursuant to this Section 2.6, the Restricted Period with respect to such Restricted Shares or Restricted Units shall be extended to the same date, provided that in no event shall such deferral result in the acceleration of the Restricted Period for such Restricted Shares or Restricted Units. The provisions of any written agreement with a Participant pursuant to this Section 2.6 may provide for the payment or crediting of interest, an appreciation factor or index or dividend equivalents, as appropriate.

          ARTICLE III — STOCK OPTIONS.

          Section 3.1     Grants of Stock Options.

        The Committee may select employees to become Participants (subject to Section 1.5 hereof) and grant Stock Options to such Participants at any time; provided, however, that Incentive Stock Options only shall be granted within 10 years of the earlier of the date the Plan is adopted by the Board or approved by the stockholders of ML & Co. Before making grants, the Committee may receive the recommendations of the management of the Company, which will take into account such factors as level of responsibility, current and past performance, and performance potential. Subject to the provisions of the Plan, the Committee shall also determine the number of shares of Common Stock to be covered by each Stock Option. The Committee may grant a Stock Appreciation Right in connection with a Stock Option, as provided in Article IV.

          Section 3.2     Option Documentation.

        Each Stock Option granted under the Plan shall be evidenced by a Grant Document stating the number of shares of Common Stock subject to the Stock Option, the terms and conditions of such grant, any Vesting Period or Restricted Period, the expiration date of such Stock Option and the events of and the consequences of forfeiture that will apply to such Stock Option, and any other terms, conditions or rights with respect to such grant as the Committee may deem appropriate and are not inconsistent with the provisions of the Plan.

          Section 3.3     Exercise Price.

        The Committee shall establish the exercise price at the time any Stock Option is granted, except that such exercise price shall not be less than 100% of the Fair Market Value of the underlying shares of Common Stock on the day a Stock Option is granted. The exercise price will be subject to adjustment in accordance with the provisions of Article V of the Plan.

          Section 3.4     Exercise of Stock Options.

        (a)     Exercisability and Vesting. Stock Options shall become exercisable at such times and in such installments as the Committee may provide at the time of grant. The Committee also may, but shall not be required to, set a Vesting Period for grants of Stock Options. Once a Stock Option becomes exercisable, a Stock Option may be exercised from the time first set by the Committee until the close of business on the expiration date of the Stock Option, subject to (1) the limitations imposed by ML & Co. policies with respect to employee trading and (2) any limitations on exercise following termination of employment that are contained in the Grant Document.

        (b)     Option Period. For each Stock Option granted, the Committee shall specify the period during which the Stock Option may be exercised, provided that no Stock Option shall be exercisable after the expiration of ten years from the date of grant of such Stock Option.

          Section 3.5     Payment of Exercise Price and Tax Liability Upon Exercise; Delivery of Shares.

        (a)     Payment of Purchase Price. The exercise price per share of the shares of Common Stock as to which a Stock Option is exercised shall be paid to the Company at the time of exercise (i) in cash, (ii) by actual delivery or attestation to ownership of freely transferable shares of Common Stock already owned by the person exercising the Stock Option (in accordance with rules established by the Head of Human Resources from time to time) having a total real-time market price, at the time of delivery or attestation and on the date of exercise, equal to the exercise price, (iii) a combination of cash and shares of Common Stock equal in value to the exercise price, or (iv) by such other means as the Committee, in its sole discretion, may determine.

        (b)     Payment of Taxes. Upon exercise, a Participant may elect to satisfy any federal, state, local, foreign, and social security taxes required or permitted by law to be withheld that arise as a result of the exercise of a Stock Option by directing the Company to withhold from the shares of Common Stock otherwise deliverable upon the exercise of such Stock Option, such number of shares as shall have a total real-time market price at the time and on the date of exercise, at least equal to the amount of tax to be withheld.

      (c)     Delivery of Shares. Upon receipt by the Company of the exercise price and satisfaction of all tax obligations, stock certificate(s) for the shares of Common Stock as to which a Stock Option is exercised (net of any shares withheld pursuant to Section 3.5(b) above) shall be delivered to the person in whose name the Stock Option is outstanding or such person’s estate or beneficiaries, as the case may be, or such shares shall be credited to a brokerage account or otherwise delivered, in such manner as such person or such person’s estate or beneficiaries, as the case may be, may direct.

      (d)     Cashless Exercises. If approved by the Committee, payment in full or in part, upon exercise of a Stock Option, may also be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested, the amount of any federal, state, local, foreign or social security withholding taxes. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

      (e)     Deferral of Option Shares. The Committee may from time to time establish procedures pursuant to which a holder of a Stock Option may elect to defer, until a time or times later than the exercise of an Stock Option, receipt of all or a portion of the shares of Common Stock subject to such Stock Option and/or to receive cash at such later time or times in lieu of such deferred shares, all on such terms and conditions as the Committee shall determine. If any such deferrals are permitted, a Participant who elects such deferral shall not have any rights as a stockholder with respect to such deferred shares unless and until shares are actually delivered to him or her.

          ARTICLE IV — STOCK APPRECIATION RIGHTS.

          Section 4.1      Grants of Stock Appreciation Rights.

      The Committee may select employees to become Participants (subject to the provisions of Section 1.5 hereof) and grant Stock Appreciation Rights to such Participants at any time. Before making grants, the Committee must receive the recommendations of the management of the Company, which will take into account such factors as level of responsibility, current and past performance, and performance potential. Subject to the provisions of the Plan, the Committee shall have the authority to grant Stock Appreciation Rights, with or without associated dividend equivalents, in connection with a Stock Option or independently as a stand-alone award. The Committee may grant Stock Appreciation Rights in connection with a Stock Option, either at the time of grant or by amendment, in which case each such Stock Appreciation Right shall be subject to the same terms and conditions as the related Stock Option and shall be exercisable only at such times and to such extent as the related Stock Option is exercisable. A Stock Appreciation Right granted in connection with a Stock Option shall entitle the holder to surrender to the Company the related Stock Option unexercised, or any portion thereof, and receive from the Company in exchange therefor an amount equal to the excess of the Fair Market Value of one share of the Common Stock on the day of the surrender of such Stock Option over the Stock Option exercise price times the number of shares of Common Stock underlying the Stock Option, or portion thereof, that is surrendered. A Stock Appreciation Right granted independently of a Stock Option shall entitle the holder to receive upon exercise an amount equal to the excess of the Fair Market Value of one share of Common Stock on the day preceding the exercise of the Stock Appreciation Right over the Fair Market Value of one share of Common Stock on the date such Stock Appreciation Right was granted, or such other price determined by the Committee at the time of grant, which shall in no event be less than 100% of the Fair Market Value of one share of Common Stock on the date such Stock Appreciation Right was granted. In addition, the maximum term of Stock Appreciation Rights shall not exceed ten years.

          Section 4.2     Payment Upon Exercise of Stock Appreciation Rights.

        The Company’s obligation to any Participant exercising a Stock Appreciation Right may be paid in cash or shares of Common Stock, or partly in cash and partly in shares of Common Stock, at the sole discretion of the Committee. The number of shares of Common Stock deliverable upon the satisfaction of an obligation in respect of a Stock Appreciation Right that is satisfied in shares of Common Stock shall be determined based on the Fair Market Value of a share of Common Stock on the date of exercise of such Stock Appreciation Right.

          Section 4.3      Deferral of Payment.

        The Committee may from time to time establish procedures pursuant to which a holder of a Stock Appreciation Right may elect to defer, until a time or times later than the exercise of a Stock Appreciation Right, receipt of any associated dividend equivalents, all or a portion of the cash or shares of Common Stock to be received in payment upon the exercise of such Stock Appreciation Right, and/or to receive cash at such later time or times in lieu of such deferred shares, all on such terms and conditions as the Committee shall determine. If any such deferrals are permitted, a Participant who elects such deferral shall not have any rights as a stockholder with respect to such deferred shares or amounts until shares of Common Stock are actually delivered to the Participant.

ARTICLE V —	PAYMENTS UPON TERMINATION OF EMPLOYMENT AFTER A CHANGE IN CONTROL.

          Section 5.1      Value of Payments Upon Termination After a Change in Control.

        Any other provision of the Plan to the contrary notwithstanding and notwithstanding any election to the contrary previously made by the Participant, in the event a Change in Control shall occur and thereafter the Company shall terminate the Participant’s employment without Cause or the Participant shall terminate his or her employment with the Company for Good Reason within six months of the Change of Control, the Participant shall be paid the value of his or her Restricted Shares, Restricted Units, Stock Options, and Stock Appreciation Rights in a lump sum in cash, promptly after termination of his or her employment but, without limiting the foregoing, in no event later than 30 days thereafter. Payments shall be calculated as set forth below:

(a)	Restricted Shares and Restricted Units.

        Any payment under this Section 5.1(a) shall be calculated as if all the relevant Vesting and Restricted Periods had been fully completed immediately prior to the date on which the Participant’s employment terminates. The amount of any payment to a Participant pursuant to this Section 5.1(a) shall be reduced by the amount of any payment previously made to the Participant with respect to the Restricted Shares and Restricted Units, exclusive of ordinary dividend payments, resulting by operation of law from the Change in Control, including, without limitation, payments resulting from a merger pursuant to state law. The value of the Participant’s Restricted Shares and Restricted Units payable pursuant to this Section 5.1(a) shall be the amount equal to the number of the Restricted Shares and Restricted Units outstanding in a Participant’s name multiplied by the Fair Market Value of a share of Common Stock on the day the Participant’s employment is terminated.

(b)	Stock Options and Stock Appreciation Rights.

        Any payment for Stock Options and Stock Appreciation Rights pursuant to this Section 5.1(b) shall be calculated as if all such Stock Options and Stock Appreciation Rights, regardless of whether or not then fully exercisable under the terms of the grant, became exercisable immediately prior to the date on which the Participant’s employment is terminated. The amount of any payment to a Participant pursuant to this Section 5.1(b) shall be reduced by the amount of any payment previously made to a Participant with respect to the Stock Options and Stock Appreciation Rights, exclusive of any ordinary dividend payments, resulting by operation of law from the Change in Control, including, without limitation, payments resulting from a merger pursuant to state law. The value of the Participant’s Stock Options and Stock Appreciation Rights payable pursuant to this Section 5.1(b) shall be

(i)	in the case of a Stock Option, for each underlying share of Common Stock, the excess of the Fair Market Value of a share of Common Stock on the day the Participant’s employment is terminated over the per share exercise price for such Stock Option; and

(ii)	in the case of a Stock Appreciation Right granted independently of a Stock Option, the Fair Market Value of a share of Common Stock on the day the Participant’s employment is terminated, over the Fair Market Value of one share of Common Stock on the date such Stock Appreciation Right was granted, or such other price determined by the Committee at the time of grant.

          Section 5.2      A Change in Control.

        (a)     Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean the happening of any of the following events:

(i)	An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) Any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) Any acquisition by the Company, (3) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (4) Any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this Section 5.2(a); or

(ii)	A change in the composition of the Board such that the individuals who, as of the effective date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 5.2(a), that any individual who becomes a member of the Board subsequent to the effective date of the Plan, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv)	The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

          Section 5.3     Effect of Agreement Resulting in Change in Control.

        If ML & Co. executes an agreement, the consummation of which would result in the occurrence of a Change in Control as described in Section 5.2 and such Change in Control actually occurs, then, with respect to a termination of employment without Cause or for Good Reason occurring after the execution of such agreement (and, if such agreement expires or is terminated prior to consummation, prior to such expiration or termination of such agreement), a Change in Control shall be deemed to have occurred as of the date of the execution of such agreement.

          Section 5.4     Termination for Cause.

        Termination of the Participant’s employment by the Company for “Cause” shall mean termination upon:

        (a)     the willful and continued failure by the Participant substantially to perform his or her duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness or from the Participant’s Retirement or any such actual or anticipated failure resulting from termination by the Participant for Good Reason) after a written demand for substantial performance is delivered to him or her by the Board of Directors, which demand specifically identifies the manner in which the Board of Directors believes that he or she has not substantially performed his or her duties;

        (b)     the willful engaging by the Participant in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; and

        (c)     any violation of the Corporation’s Code of Business Conduct.

         No act or failure to act by the Participant shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.

          Section 5.5     Good Reason.

        “Good Reason” shall mean the Participant’s termination of his or her employment with the Company if, without the Participant’s consent, after he or she has notified the Company and the Company has failed to take action within 60 days, any of the following circumstances shall occur within two years following the Change in Control:

        (a)     Inconsistent Duties. A meaningful and detrimental alteration in the Participant’s responsibilities from those in effect immediately prior to the Change in Control;

        (b)     Relocation. The relocation of the office of the Company where the Participant is employed at the time of the Change in Control (the “CIC Location”) to a location that in his or her good faith assessment is an area not generally considered conducive to maintaining the executive offices of a company such as ML & Co. because of hazardous or undesirable conditions including without limitation a high crime rate or inadequate facilities, or to a location that is more than twenty-five (25) miles away from the CIC Location or the Company’s requiring the Participant to be based more than twenty-five (25) miles away from the CIC Location (except for required travel on the Company’s business to an extent substantially consistent with his or her customary business travel obligations in the ordinary course of business prior to the Change in Control);

        (c)     Compensation Plans. The failure by the Company to continue in effect any compensation plan in which the Participant participates, including but not limited to this Plan, the Company’s retirement program, Employee Stock Purchase Plan, 1978 Incentive Equity Purchase Plan, Equity Capital Accumulation Plan, Canadian Capital Accumulation Plan, Management Capital Accumulation Plan, limited partnership offerings, cash incentive compensation or any other plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue the Participant’s participation therein on at least as favorable a basis, both in terms of the amount of benefits provided and the level of his or her participation relative to other Participants, as existed immediately prior to the Change in Control;

        (d)     Benefits and Perquisites. The failure of the Company to continue to provide the Participant with benefits at least as favorable, in the aggregate, as those enjoyed by the Participant under any of the Company’s retirement, life insurance, medical, health and accident, disability, deferred compensation or savings plans in which the Participant was participating immediately prior to the Change in Control; the taking of any action by the Company that would directly or indirectly materially reduce any of such benefits or deprive the Participant of any material fringe benefit enjoyed by him or her immediately prior to the Change in Control, including, without limitation, the use of a car, secretary, office space, telephones, expense reimbursement, and club dues; or the failure by the Company to provide the Participant with the number of paid vacation days to which the Participant is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect immediately prior to the Change in Control. The determination of comparability shall be made by an independent benefits consultant;

        (e)     No Assumption by Successor. The failure of ML & Co. to obtain a satisfactory agreement from any successor to assume and agree to perform a Participant’s employment agreement as contemplated thereunder or, if the business of the Company for which his or her services are principally performed is sold at any time after a Change in Control, the purchaser of such business shall fail to agree to provide the Participant with the same or a comparable position, duties, compensation, and benefits as provided to him or her by the Company immediately prior to the Change in Control.

          Section 5.6     Effect on Plan Provisions.

        In the event of a Change in Control, no changes in the Plan, or in any documents evidencing grants of Restricted Shares, Restricted Units, Stock Options, or Stock Appreciation Rights and no adjustments, determinations or other exercises of discretion by the Committee or the Board of Directors, that were made subsequent to the Change in Control and that would have the effect of diminishing a Participant’s rights or his or her payments under the Plan or this Article shall be effective, including, but not limited to, any changes, determinations or other exercises of discretion made to or pursuant to the Plan. Once a Participant has received a payment pursuant to this Article V, shares of Common Stock that were reserved for issuance in connection with any Restricted Shares or Stock Options for which payment is made shall no longer be reserved and shares of Common Stock that are Restricted Shares or that are restricted and held by the Company, for which payment has been made, shall no longer be registered in the name of the Participant and shall again be available for grants under the Plan.

          ARTICLE VI — CHANGES IN CAPITALIZATION.

        Any other provision of the Plan to the contrary notwithstanding, if any change shall occur in or affect shares of Common Stock, or awards of Restricted Units, Stock Options or Stock Appreciation Rights on account of a merger, consolidation, reorganization, stock dividend, stock split or combination, reclassification, recapitalization, or special distribution or spinoff to holders of shares of Common Stock (other than regular cash dividends) including, without limitation, a merger or other reorganization event in which the shares of Common Stock cease to exist, then, the Committee shall make appropriate adjustments to (1) the maximum number of shares of Common Stock available for distribution under the Plan including the limitations on the grant of Restricted Stock or Restricted Units; (2) the number and kind of shares subject to or reserved for issuance and payable under outstanding awards of Restricted Units, Restricted Shares, Stock Options or Stock Appreciation Rights; and (3) the exercise price of outstanding Stock Options and Stock Appreciation Rights; provided however, that the number of shares Common Stock subject to an award shall always be a whole number. In addition, if in the opinion of the Committee, after consultation with the Company’s independent public accountants, changes in the Company’s accounting policies, acquisitions, divestitures by the Company, distributions, or other unusual or extraordinary items have disproportionately and materially affected the value of shares of Common Stock, Restricted Units, Stock Options, or Stock Appreciation Rights; and any other terms or provisions of any outstanding grants of Restricted Shares, Restricted Units, Stock Options, or Stock Appreciation Rights, the Committee, in its sole discretion may (but shall not have an obligation to) adjust any other terms or provisions of any outstanding awards of Restricted Shares, Restricted Units, Stock Options or Stock Appreciation Rights, in order to preserve the benefits of such awards for the Participants. In the event of a change in the presently authorized shares of Common Stock that is limited to a change in the designation thereof or a change of authorized shares with par value into the same number of shares with a different par value or into the same number of shares without par value, the shares resulting from any such change shall be deemed to be shares of Common Stock within the meaning of the Plan. In the event of any other change affecting the shares of Common Stock, Restricted Units, Stock Options, or Stock Appreciation Rights, such adjustment shall be made as may be deemed equitable by the Committee to give proper effect to such event.

          ARTICLE VII — MISCELLANEOUS.

          Section 7.1     Documents Evidencing Grants.

         Each award under the Plan shall be evidenced by a written Grant Document, which shall contain such terms and conditions as the Committee deems appropriate. Subject to Section 1.3(b), the Committee may make grants in tandem with or in substitution for any other grant or grants under this Plan or any other plan of the Company. By accepting a grant under the Plan, the recipient thereby agrees that the grant shall be subject to all of the terms and conditions of the Plan and any applicable Grant Document.

          Section 7.2     Waiver of Claims.

         Each eligible employee recognizes and agrees that prior to receiving a grant he or she has no right to any benefits hereunder. Accordingly, in consideration of a Participant’s receipt of a grant hereunder, he or she expressly waives the right to contest the number of shares of Common Stock subject to any grant, the terms contained in any Grant Document evidencing a grant, any determination, action, omission hereunder, or under Grant Document by the Committee, the Company or the Board, or any amendment to the Plan or any particular grant.

          Section 7.3     Designation of Beneficiary.

        A Participant, or the transferee of a Restricted Share, Restricted Unit or Stock Option, may designate, in a writing delivered to ML & Co. before his or her death, a person or persons or entity or entities to receive, in the event of his or her death, any rights in respect of awards which he or she has been granted and are entitled to under the Plan and the Grant Document. A Participant or Restricted Share, Restricted Unit or Stock Option transferee, may also designate an alternate beneficiary to receive payments if the primary beneficiary does not survive the Participant or the transferee. A Participant or transferee may designate more than one person or entity as his or her beneficiary or alternate beneficiary, in which case such beneficiaries would receive payments as joint tenants with a right of survivorship. A beneficiary designation under the Plan will apply to future grants unless changed or revoked by a Participant or the transferee by filing a written or electronic notification of such change or revocation with the Company. If a Participant or transferee fails to designate a beneficiary, then his or her estate shall be deemed to be his or her beneficiary.

          Section 7.4     Employment Rights.

        Neither the Plan nor any action taken hereunder shall be construed as giving any employee of the Company the right to become a Participant, and a grant under the Plan shall not be construed as giving any Participant any right to be retained in the employ of the Company or its affiliates or receive further awards under the Plan.

          Section 7.5     Nontransferability.

        Except as otherwise provided in the Grant Document, a Participant’s rights under the Plan, including the right to any amounts or shares of Common Stock payable or distributable in respect of an award under the Plan, may not be assigned, pledged, or otherwise transferred except, in the event of a Participant’s death, to his or her designated beneficiary or, in the absence of such a designation, by will or the laws of descent and distribution. All Stock Options and Stock Appreciation Rights shall be exercisable, subject to the terms of this Plan, only by the Participant, or, in the event of the Participant’s disability, his or her guardian or legal representative.

          Section 7.6     Withholding.

        The Company shall have the right, before any payment is made or a certificate for any shares of Common Stock is delivered or any shares of Common Stock are credited to any brokerage account, to deduct or withhold from any payment or distribution of shares of Common Stock under the Plan any federal, state, local or social security or other taxes, including transfer taxes, required or permitted by law to be withheld or to require the Participant or his or her beneficiary or estate, as the case may be, to pay any amount, or the balance of any amount, required or permitted to be withheld.

          Section 7.7     Relationship to Other Benefits.

        No payment under the Plan shall be taken into account in determining any benefits under any retirement, group insurance, or other employee benefit plan of the Company. The Plan shall not preclude the stockholders of ML & Co., the Board of Directors or any committee thereof, or the Company from authorizing or approving other employee benefit plans or forms of incentive compensation, nor shall it limit or prevent the continued operation of other incentive compensation plans or other employee benefit plans of the Company or the participation in any such plans by Participants in the Plan. The Committee shall establish procedures to permit Participants to satisfy their tax obligations by tendering or withholding shares of Common Stock in a manner that avoids adverse accounting consequences to the Company.

          Section 7.8     No Trust or Fund Created.

        Neither the Plan nor any grant made hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to a grant under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

          Section 7.9     Expenses.

         The expenses of administering the Plan shall be borne by the Company.

          Section 7.10     Indemnification.

        Service on the Committee shall constitute service as a member of the Board of Directors so that members of the Committee shall be entitled to indemnification and reimbursement as directors of ML & Co. pursuant to its Certificate of Incorporation, By-Laws, or resolutions of its Board of Directors or stockholders.

          Section 7.11     Tax Litigation.

        The Company shall have the right to contest, at its expense, any tax ruling or decision, administrative or judicial, on any issue that is related to the Plan and that the Company believes to be important to the Company or the Participants in the Plan and to conduct any such contest or any litigation arising therefrom to a final decision.

          Section 7.12     Subsidiary Employees.

        In the case of a grant of an award to any employee of a subsidiary of ML & Co., ML & Co. may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the award to the employee of the subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the subsidiary will transfer the shares of Common Stock to the employee in accordance with the terms of the award specified by the Committee pursuant to the provisions of the Plan. All shares of Common Stock underlying awards that are forfeited or canceled shall revert to ML & Co.

          Section 7.13     Foreign Employees and Foreign Law Considerations.

        The Committee may grant awards to eligible employees who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Senior Vice President of Human Resources, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee or the Senior Vice President of Human Resources may make such modifications, amendments, procedures, or sub-plans as may be necessary or advisable to comply with such legal or regulatory provisions.

          ARTICLE VIII — AMENDMENT AND TERMINATION.

        The Board of Directors or the Committee may modify, amend or terminate the Plan at any time, provided that, to the extent required by applicable law or the rules of the New York Stock Exchange that apply to ML & Co., material amendments shall be subject to approval by the stockholders of ML & Co.

          ARTICLE IX — INTERPRETATION.

          Section 9.1     Governmental and Other Regulations.

        The Plan and any grant hereunder shall be subject to all applicable federal, state and local laws, rules, and regulations and to such approvals by any regulatory or governmental agency that may, in the opinion of the counsel for ML & Co., be required.

          Section 9.2     Governing Law.

        THE PLAN SHALL BE CONSTRUED AND ITS PROVISIONS ENFORCED AND ADMINISTERED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS ENTERED INTO AND PERFORMED ENTIRELY IN SUCH STATE.

          ARTICLE X — EFFECTIVE DATE AND TERM.

        The Plan shall become effective upon its adoption by the Board of Directors, subject to its approval by the stockholders of ML & Co. Subject to earlier termination in accordance with Article VIII, the Plan shall terminate on the tenth anniversary of its adoption by the Board of Directors, unless stockholders approve an extension of such term.

Merrill Lynch & Co., Inc.

4 World Financial Center
New York, NY 10080

www.ml.com

MERRILL LYNCH & CO., INC.	PROXY	Annual Meeting — April 28, 2003
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I appoint David H. Komansky, E. Stanley O’Neal, Rosemary T. Berkery and Thomas H. Patrick individually as proxies to vote as indicated on the back of this card all of my Merrill Lynch & Co., Inc. Common Stock at the Annual Meeting of Shareholders to be held on April 28, 2003, or at any adjournment or postponement of that meeting and, in their discretion, upon other matters that arise at the meeting. I also give each of them the ability to substitute someone else as proxy. I revoke any proxy previously given for the same shares of stock.

The shares represented by this proxy will be voted in accordance with instructions given on the back of this card. If this proxy is signed and returned without specific instructions as to any item or all items, it will be voted for the election of 3 directors as named herein, for the employee stock compensation plan, and against the shareholder proposal.

(Signature of Shareholder)	Date

(Signature of Shareholder)	Date

Please vote on the reverse of this card. Sign, date and return this card promptly using the enclosed envelope. Sign exactly as name appears above. Each joint tenant should sign. When signing as attorney, trustee, etc., give full title.

	The Board of Directors	The Board		The Board of Directors
	Recommends a vote FOR	Recommends		Recommends a vote AGAINST	The Board Recommends
	proposals (1) and (2)	ê		shareholder proposal (3)		ê

(1)	The election to the Board of Directors of the 3 nominees named below for a terms of 3 years. W.H. Clark Aulana L. Peters John J. Phelan, Jr.	FOR all nominees listed (except as indicated to the contrary below) ☐	WITHHOLD authority to vote for all nominees listed ☐	(3) Institute cumulative voting	FOR ☐	AGAINST ☐	ABSTAIN ☐

(2)	Approve an employee stock compensation plan	FOR AGAINST ABSTAIN ☐ ☐ ☐

Instructions: To withhold authority to vote for one or more individual nominees, write the name(s) of such person(s) here:

(To be signed on the other side)